                          OFFER TO PURCHASE FOR CASH
                    ALL OUTSTANDING SHARES OF COMMON STOCK
                                      OF
                               FORUM GROUP, INC.
                                      AT
                             $13.00 NET PER SHARE
                                      BY
                             FG ACQUISITION CORP.
                     A WHOLLY OWNED INDIRECT SUBSIDIARY OF

                         MARRIOTT INTERNATIONAL, INC.

  THE BOARD OF DIRECTORS OF FORUM GROUP, INC. (THE "COMPANY") HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER, DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO THE SHAREHOLDERS OF THE COMPANY AND ARE IN THE BEST INTERESTS OF THE SHAREHOLDERS OF THE COMPANY, AND RECOMMENDS ACCEPTANCE OF THE OFFER AND APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER BY THE SHAREHOLDERS OF THE COMPANY.

                                --------------

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE A NUMBER OF SHARES OF COMMON STOCK WITHOUT PAR VALUE WHICH, WHEN ADDED TO THE SHARES THEN BENEFICIALLY OWNED BY MARRIOTT INTERNATIONAL, INC. ("PARENT"), CONSTITUTES AT LEAST TWO-THIRDS OF THE TOTAL NUMBER OF SHARES OUTSTANDING AND TWO-THIRDS OF THE VOTING POWER OF THE SHARES THEN OUTSTANDING ON A FULLY-DILUTED BASIS. ANY OR ALL CONDITIONS TO THE OFFER MAY BE WAIVED BY FG ACQUISITION CORP. (THE "PURCHASER"). SEE SECTION 15.

                                --------------

  THE PURCHASER AND PARENT HAVE ENTERED INTO AGREEMENTS (EACH, A "SHAREHOLDER AGREEMENT") WITH EACH OF FORUM HOLDINGS, L.P., A TEXAS LIMITED PARTNERSHIP, APOLLO FG PARTNERS, L.P., A DELAWARE LIMITED PARTNERSHIP, AND FORUM/CLASSIC, L.P., A DELAWARE LIMITED PARTNERSHIP (THE FOREGOING COLLECTIVELY, THE "PRINCIPAL SHAREHOLDERS"). PURSUANT TO THE SHAREHOLDER AGREEMENTS, EACH PRINCIPAL SHAREHOLDER HAS AGREED, AMONG OTHER THINGS, SO LONG AS THE PRICE TO BE PAID IN THE OFFER IS AT LEAST $13.00 IN CASH (NET TO THE SELLER), TO TENDER AND NOT WITHDRAW ITS SHARES IN THE OFFER. SEE INTRODUCTION AND SECTION 10.

                                --------------

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, MARCH 21, 1996, UNLESS EXTENDED. THE PURCHASER HAS AGREED, UNDER THE MERGER AGREEMENT, TO EXTEND THE OFFER UNTIL THE FIRST BUSINESS DAY AFTER THE CONDITIONS (AS DEFINED BELOW) ARE SATISFIED; PROVIDED THAT THE PURCHASER SHALL BE PERMITTED BUT NOT OBLIGATED TO EXTEND THE OFFER IF EITHER
(X) THE COMPANY IS IN BREACH IN ANY MATERIAL RESPECT OF ITS COVENANTS OR AGREEMENTS CONTAINED IN THE MERGER AGREEMENT (AS DEFINED BELOW) OR (Y) THERE IS A REASONABLE LIKELIHOOD THAT ONE OR MORE OF THE CONDITIONS CANNOT BE SATISFIED; AND PROVIDED, FURTHER, THAT THE PURCHASER SHALL NOT BE PERMITTED OR OBLIGATED TO EXTEND THE OFFER BEYOND JULY 15, 1996.

                                --------------

                                   IMPORTANT

  Any shareholder desiring to tender all or any portion of such holder's Shares (as defined herein) should either (a) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificates representing the tendered Shares and all other required documents to the Depositary, or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 of this Offer to Purchase or (b) request his or her broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him or her. A shareholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such holder desires to tender such Shares.

  Any shareholder who desires to tender such holder's Shares and whose certificates representing such Shares are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3 of this Offer to Purchase.

  Questions and requests for assistance and for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the other tender offer materials may also be obtained from brokers, dealers, commercial banks or trust companies.

February 23, 1996

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
 INTRODUCTION.............................................................   1
  1. Terms of the Offer..................................................    2
  2. Acceptance for Payment and Payment..................................    3
  3. Procedures for Tendering Shares.....................................    4
  4. Withdrawal Rights...................................................    6
  5. Certain Tax Considerations..........................................    7
  6. Price Range of Shares; Dividends....................................    8
  7. Certain Information Concerning the Company..........................    8
  8. Certain Information Concerning the Purchaser and Parent.............   12
  9. Sources and Amounts of Funds........................................   13
 10. Background of the Offer; the Merger Agreement; the Shareholder
      Agreements.........................................................   14
 11. Purpose of the Offer and the Merger; Plans for the Company..........   26
 12. Effect of the Offer on the Market for the Shares; Exchange Act
      Registration; Margin Regulations...................................   27
 13. Dividends and Distributions.........................................   28
 14. Extension of Tender Period; Amendment; Termination..................   29
 15. Conditions to the Offer.............................................   29
 16. Certain Legal Matters; Regulatory Approvals.........................   31
 17. Fees and Expenses...................................................   33
 18. Miscellaneous.......................................................   33

Schedule I--Directors and Executive Officers of Parent and the Purchaser

To the Holders of Common Stock of
FORUM GROUP, INC.

                                 INTRODUCTION

  FG Acquisition Corp., an Indiana corporation (the "Purchaser") and a wholly owned indirect subsidiary of Marriott International, Inc., a Delaware corporation ("Parent"), hereby offers to purchase all outstanding shares of common stock, without par value (the "Shares"), of Forum Group, Inc., an Indiana corporation (the "Company"), at $13.00 per Share, net to the seller in cash (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer").

  Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer. The Purchaser will pay all charges and expenses of First Chicago Trust Company of New York (the "Depositary") and MacKenzie Partners, Inc. (the "Information Agent") incurred in connection with the Offer. See Section 17. For purposes of this Offer to Purchase, references to "Section" are references to a section of this Offer to Purchase, unless the context otherwise requires.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE A NUMBER OF SHARES OF COMMON STOCK WITHOUT PAR VALUE WHICH, WHEN ADDED TO THE SHARES THEN BENEFICIALLY OWNED BY PARENT, CONSTITUTES AT LEAST TWO-THIRDS OF THE TOTAL NUMBER OF SHARES OUTSTANDING AND TWO-THIRDS OF THE VOTING POWER OF THE SHARES THEN OUTSTANDING ON A FULLY-DILUTED BASIS (THE "MINIMUM CONDITION"). ANY OR ALL OF THE CONDITIONS TO THE OFFER MAY BE WAIVED BY THE PURCHASER. SEE SECTION 15.

  THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD" OR "BOARD OF DIRECTORS") HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER, DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO THE SHAREHOLDERS OF THE COMPANY AND ARE IN THE BEST INTERESTS OF THE SHAREHOLDERS OF THE COMPANY, AND, SUBJECT TO THE FIDUCIARY DUTIES OF THE BOARD, RECOMMENDS ACCEPTANCE OF THE OFFER AND APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER (EACH AS DEFINED BELOW) BY THE SHAREHOLDERS OF THE COMPANY.

  The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of February 15, 1996 (the "Merger Agreement"), by and among the Company, Parent and the Purchaser. The Merger Agreement provides, among other things, that as promptly as practicable following the completion of the Offer and the satisfaction or waiver of certain conditions, including the purchase of Shares pursuant to the Offer (sometimes referred to herein as the "consummation" of the Offer) and the approval and adoption of the Merger Agreement by the shareholders of the Company, if required by applicable law, the Purchaser will be merged with and into the Company (the "Merger") with the Company as the surviving corporation. In the Merger, each issued and outstanding Share (other than Dissenting Shares (as hereinafter defined)) not owned by Parent, the Purchaser, the Company or any of their wholly owned subsidiaries will be converted into and represent the right to receive $13.00 in cash, or any higher price that may be paid per Share in the Offer, without interest (the "Merger Price"). See Section 10.

  Smith Barney Inc. ("Smith Barney"), financial advisor to the Company, has delivered to the Board a written opinion dated February 15, 1996 to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the $13.00 per Share cash consideration to be received by the holders of Shares (other than Parent and its affiliates) in the Offer and the Merger was fair to such holders from a financial point of view. A copy of such opinion is included with the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which is being mailed to shareholders concurrently herewith, and should be read carefully in its entirety for a description of the assumptions made, matters considered and limitations on the review undertaken by Smith Barney.

  The Purchaser and Parent have entered into agreements (each, a "Shareholder Agreement") with each of Forum Holdings, L.P., a Texas limited partnership, Apollo FG Partners, L.P., a Delaware limited partnership, and Forum/Classic, L.P., a Delaware limited partnership (the foregoing collectively, the "Principal Shareholders"). Pursuant to the Shareholder Agreements, each Principal Shareholder has agreed, among other things, so long as the Offer Price is at least $13.00 in cash (net to the seller), to tender and not withdraw its Shares in the Offer. See Section 10.

  Based upon representations made by the Principal Shareholders to Parent and the Purchaser, as of the date of the Shareholder Agreements, the Principal Shareholders collectively hold 20,709,680 Shares and warrants currently exercisable to purchase 700,144 Shares in the aggregate.

  According to the Company, as of February 15, 1996, (A) 22,539,831 Shares were validly issued and outstanding, (B) 1,671,750 Shares were reserved for issuance pursuant to outstanding stock options (rights to stock options exercisable into 230,500 Shares had vested as of February 15, 1996), (C) 700,144 Shares were reserved for issuance pursuant to warrants, (D) 262,793 Shares were reserved for issuance upon exercise of rights pursuant to the Company's Third Amended and Restated Joint Plan of Reorganization, dated January 17, 1992, as amended (the "Plan of Reorganization"), and (E) 6,000 Shares were reserved for issuance to persons who are investors in the "Hearthside" joint venture with the Company (the "Hearthside Shares").

  It is a condition to the Offer that an order of the Bankruptcy Court (the "Bankruptcy Order") be obtained that, among other things, terminates rights of persons to receive Shares under the Plan of Reorganization after the date of the Bankruptcy Order. See Section 15. Also, pursuant to their respective Shareholder Agreements, Forum Holdings, L.P. and Apollo FG Partners, L.P. have agreed with the Purchaser and Parent to exercise warrants resulting in the issuance, in the aggregate, of 700,144 Shares, and that all other warrants held by them will be cancelled. Based upon information provided by the Company and assuming (i) the issuance of the Bankruptcy Order as described above, (ii) the issuance of 700,144 Shares upon exercise of warrants, (iii) the cancellation of all other warrants as provided in the Shareholder Agreements,
(iv) no issuance of the Hearthside Shares, and (v) no exercise of stock options prior to consummation of the Offer, then the Purchaser understands that the Minimum Condition would be satisfied if at least 15,493,317 Shares are validly tendered and not withdrawn prior to the Expiration Date.

  The Purchaser further understands that, after the exercise of warrants as provided in the applicable Shareholder Agreements, the Principal Shareholders will hold, collectively, 21,409,824 Shares. The Purchaser thus expects that, upon a tender of Shares by each Principal Shareholder in accordance with the applicable Shareholder Agreement, the Minimum Condition would be satisfied.

  THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1. TERMS OF THE OFFER

  Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay for all Shares which are validly tendered prior to the Expiration Date and not withdrawn in accordance with Section 4. The term "Expiration Date" means 12:00 midnight, New York City time, on Thursday, March 21, 1996, unless and until the Purchaser, subject to the terms of the Merger Agreement, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

  Pursuant to the Merger Agreement, the Purchaser, subject to the terms and conditions of the Offer, will extend the period of time during which the Offer is open if the Offer would otherwise expire before the

Conditions (as defined at Section 15) are satisfied or waived; provided, that the Purchaser shall be permitted but shall not be obligated to extend the time the Offer is open if either (x) the Company is in breach in any material respect of its covenants or agreements contained in the Merger Agreement or
(y) there is a reasonable likelihood that one or more of the Conditions cannot be satisfied; and provided, further, that the Purchaser shall in no event be permitted or obligated to extend the period of time the Offer is open beyond July 15, 1996. The Purchaser will not otherwise extend the period of time during which the Offer is open unless any of the Conditions shall not have been satisfied.

  Subject to the terms of the Merger Agreement, the Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, and regardless of whether or not any of the events set forth in Section 15 shall have occurred or shall have been determined by the Purchaser to have occurred, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary and (ii) to amend the Offer in any respect by giving oral or written notice of such amendment to the Depositary. Without the consent of the Company, no amendment may be made which (x) decreases the price per Share or changes the form of consideration payable in the Offer, (y) decreases the number of Shares sought, or (z) imposes additional conditions to the Offer or amends any other term of the Offer in any manner adverse to the holders of Shares.

  The Offer is subject to certain conditions set forth in Section 15, including satisfaction of the Minimum Condition and the expiration or termination of any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). If any such condition is not satisfied prior to the expiration of the Offer, the Purchaser may, subject to the terms of the Merger Agreement, (i) terminate the Offer and return all tendered Shares to tendering shareholders, (ii) extend the Offer and, subject to withdrawal rights as set forth in Section 4, retain all such Shares until the expiration of the Offer as so extended, (iii) waive such condition and, subject to any requirement to extend the period of time during which the Offer is open, purchase all Shares validly tendered and not withdrawn by the Expiration Date or (iv) delay acceptance for payment of (whether or not the Shares have theretofore been accepted for payment), or payment for, any Shares tendered and not withdrawn, subject to applicable law, until satisfaction or waiver of the conditions to the Offer. In the Merger Agreement, the Purchaser has agreed, subject to the conditions in Section 15 and its rights under the Offer, to accept for payment and purchase all validly tendered and not properly withdrawn Shares as promptly as practicable following the expiration of the Offer. For a description of the Purchaser's right to extend the period of time during which the Offer is open, and to amend, delay or terminate the Offer, see Section 14.

  The Company has provided or will provide (upon request of Parent or the Purchaser) the Purchaser with the Company's shareholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT

  Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay for all Shares validly tendered and not properly withdrawn by the Expiration Date as soon as practicable after the later of (i) the Expiration Date and (ii) the satisfaction or waiver of the conditions set forth in Section 15. For a description of the Purchaser's right to terminate the Offer and not accept for payment or pay for Shares or to delay acceptance for payment or payment for Shares, see Section 14.

  For purposes of the Offer, the Purchaser will be deemed to have accepted for payment tendered Shares if, as and when the Purchaser gives oral or written notice to the Depositary of its acceptance of the tender of such Shares. Payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Purchaser and transmitting such payments to tendering shareholders. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or of a confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities (as defined in Section 3)), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other required documents. For a description of the procedure for tendering Shares pursuant to the Offer, see Section 3. Accordingly, payment may be made to tendering shareholders at different times if delivery of the Shares and other required documents occur at different times. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID BY THE PURCHASER ON THE CONSIDERATION PAID FOR SHARES PURSUANT TO THE OFFER, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

  If the Purchaser increases the consideration to be paid for Shares pursuant to the Offer, the Purchaser will pay such increased consideration for all Shares purchased pursuant to the Offer.

  The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer or prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment.

  If any tendered Shares are not purchased pursuant to the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for Shares not purchased or tendered will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to an account maintained at one of the Book-Entry Transfer Facilities), without expense to the tendering shareholder, as promptly as practicable after the expiration or termination of the Offer.

3. PROCEDURES FOR TENDERING SHARES

  Valid Tender. To tender Shares pursuant to the Offer, either (a) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either (i) certificates for Shares to be tendered must be received by the Depositary along with the Letter of Transmittal or (ii) such Shares must be delivered to the Depositary pursuant to the procedures for book-entry transfer described below (and a confirmation of such delivery received by the Depositary including an Agent's Message (as defined below) if the tendering shareholder has not delivered a Letter of Transmittal), in each case prior to the Expiration Date, or (b) the tendering shareholder must comply with the guaranteed delivery procedures described below. The term "Agent's Message" means a message transmitted by a Book-Entry Transfer Facility to and received by the Depositary and forming a part of a book-entry confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgement from the participant in such Book-Entry Transfer Facility tendering the Shares which are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against such participant.

  Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at each of the Depository Trust Company, the Midwest Securities Trust Company, and the Philadelphia Depository Trust Company (collectively referred to as the "Book-Entry Transfer Facilities") for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the system of any Book-Entry Transfer Facility may make book-entry delivery of Shares by causing a Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at a Book-Entry Transfer Facility in accordance with the procedures of such Book-Entry Transfer Facility. However, although delivery of Shares may be effected through book-entry transfer, the Letter of Transmittal (or facsimile thereof) properly completed and duly executed, together with any required signature guarantees and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the guaranteed delivery procedures described below must be complied with. Delivery of the Letter of Transmittal and any other required documents to a Book-Entry Transfer Facility does not constitute delivery to the Depositary.

  Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a recognized member of a Medallion Signature Guarantee Program or by any other "eligible guarantor institution" as defined in Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") (each of the foregoing, an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered holder of the Shares tendered therewith and such holder has not completed the box entitled "Special Payment Instructions" on the Letter of Transmittal or (b) if such Shares are tendered for the account of an Eligible Institution.

  Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's certificates for Shares are not immediately available or time will not permit all required documents to reach the Depositary on or prior to the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all the following conditions are satisfied:

    (i) the tender is made by or through an Eligible Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary prior to the Expiration Date as provided below; and

    (iii) the certificates for such Shares, in proper form for transfer (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at a Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal or facsimile thereof, with any required signature guarantees and any other documents required by the Letter of Transmittal, are received by the Depositary within three trading days after the date of execution of the Notice of Guaranteed Delivery. A "trading day" is any day on which the Nasdaq Small Cap Market (the "Nasdaq Small Cap Market") operated by the National Association of Securities Dealers (the "NASD") is open for business.

  The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

  THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, INCLUDING THROUGH BOOK-ENTRY TRANSFER FACILITIES, IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

  Back-up Federal Income Tax Withholding. Under the federal income tax laws, the Depositary will be required to withhold 31% of the amount of any payments made to certain shareholders pursuant to the Offer. In order to avoid such backup withholding, each tendering shareholder must provide the Depositary with such shareholder's correct taxpayer identification number and certify that such shareholder is not subject to back-up federal income tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal (see Instruction 10 of the Letter of Transmittal) or by filing a Form W-9 with the Depositary prior to any such payments. If the shareholder is a nonresident alien or foreign entity not subject to backup withholding, the shareholder must give the Depositary a completed Form W-8 Certificate of Foreign Status prior to receipt of any payments.

  Other Requirements. By executing a Letter of Transmittal as set forth above, a tendering shareholder irrevocably appoints designees of the Purchaser as the shareholder's proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of the shareholder's rights with respect to the Shares tendered by the shareholder and accepted for payment by the Purchaser (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of the Merger Agreement). All such proxies shall be irrevocable and coupled with an interest in the tendered Shares. Such appointment is effective only upon acceptance for payment of the Shares by the Purchaser. Upon such acceptance for payment, all prior proxies and consents given by the shareholder with respect to such Shares and other securities will, without further action, be revoked, and no subsequent proxies may be given nor any subsequent written consent executed by such shareholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of the Purchaser will, with respect to the Shares and other securities, be empowered to exercise all voting and other rights of such shareholder as they in their sole discretion may deem proper at any annual, special or adjourned meeting of the Company's shareholders, by written consent or otherwise. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser is able to exercise full voting and other rights with respect to such Shares (including voting at any meeting of shareholders then scheduled or acting by written consent without a meeting).

  A tender of Shares pursuant to any one of the procedures described above will constitute the tendering shareholder's acceptance of the terms and conditions of the Offer, as well as the tendering shareholder's representation and warranty that such shareholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. The Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and the Purchaser upon the terms and subject to the conditions of the Offer.

  Determination of Validity. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tendered Shares will be determined by the Purchaser in its sole discretion, which determination shall be final and binding. The Purchaser reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or the acceptance for payment of, or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in any tender of Shares. No tender of Shares will be deemed to have been properly made until all defects and irregularities relating thereto have been cured or waived. The Purchaser's interpretation of the terms and conditions of the Offer in this regard (including the Letter of Transmittal and the Instructions thereto) will be final and binding. None of the Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification.

4. WITHDRAWAL RIGHTS

  Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after April 22, 1996, unless theretofore accepted for payment as provided in this Offer to Purchase.

  To be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution) signatures guaranteed by an Eligible Institution, must be submitted prior to the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering shareholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn. Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 3 at any time prior to the Expiration Date.

  All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding. None of the Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5. CERTAIN TAX CONSIDERATIONS

  The following summary addresses the material federal income tax consequences to holders of Shares who sell their Shares in the Offer. The summary does not address all aspects of federal income taxation that may be relevant to particular holders of Shares and thus, for example, may not be applicable to holders of Shares who are not citizens or residents of the United States, who are employees and who acquired their Shares pursuant to the exercise of incentive stock options or who are entities that are otherwise subject to special tax treatment under the Internal Revenue Code of 1986, as amended (the "Code") (such as insurance companies, tax-exempt entities and regulated investment companies); nor does this summary address the effect of any applicable foreign, state, local or other tax laws. The discussion assumes that each holder of Shares holds such Shares as a capital asset within the meaning of Section 1221 of the Code. The federal income tax discussion set forth below is included for general information only and is based upon present law. The precise tax consequences of the Offer (or the Merger) will depend on the particular circumstances of the holder. SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES TO THEM OF THE PROPOSED TRANSACTION.

  The receipt of cash for Shares pursuant to the Offer (or the Merger) will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. In general, a shareholder who receives cash for Shares pursuant to the Offer (or the Merger) will recognize gain or loss for federal income tax purposes equal to the difference between the amount of cash received in exchange for the Shares sold and such shareholder's adjusted tax basis in such Shares. Such gain or loss will be capital gain or loss, and will be long term capital gain or loss if the holder has held the Shares for more than one year at the time of sale. Gain or loss will be calculated separately for each block of Shares tendered pursuant to the Offer.

  Under current law, the maximum federal tax rate applicable to long-term capital gains recognized by an individual is 28%, and the maximum federal tax rate applicable to ordinary income (including dividends and short-term capital gains recognized by individuals) is 39.6%. The maximum federal tax rate applicable to all capital gains and ordinary income recognized by a corporation is 35%. It is possible that legislation may be enacted that would reduce the maximum federal tax rate applicable to long-term capital gains, possibly with retroactive effect. It is not possible to predict whether or in what form any such legislation may be enacted.

  Dissenters. A holder of Shares who does not sell Shares in the Offer or the Merger and who exercises and perfects his or her applicable rights under the Indiana Business Corporation Law ("IBCL") to demand fair value for such Shares will recognize capital gain or loss (and may recognize an amount of interest income) attributable to any payment received pursuant to the exercise of such rights based upon the principles described above. See Section 16.

  Withholding. Unless a shareholder complies with certain reporting and/or certification procedures or is an exempt recipient under applicable provisions of the Code (and regulations promulgated thereunder), such shareholder may be subject to a "backup" withholding tax of 31% with respect to any payments received in the Offer, the Merger or as a result of the exercise of the holder's dissenters' rights. Shareholders should contact their brokers to ensure compliance with such procedures. Foreign shareholders should consult with their tax advisors regarding withholding taxes in general.

6. PRICE RANGE OF SHARES; DIVIDENDS

  The Shares are traded in the over-the-counter market and prices are quoted on the Nasdaq Small Cap Market under the symbol "FOUR." The following table sets forth, for the fiscal quarters indicated, the high and low bid prices per Share as reported by the Nasdaq Small Cap Market:

                                                                   HIGH   LOW
                                                                  ------ ------
     Fiscal Year Ended March 31, 1994:
       Quarter ended March 31, 1994.............................. $5 7/8 $4
     Fiscal Year Ended March 31 1995:
       Quarter ended June 30, 1994............................... $7 3/4 $5 3/8
       Quarter ended September 30, 1994.......................... $6 3/4 $5 5/8
       Quarter ended December 31, 1994........................... $8 1/2 $6 1/8
       Quarter ended March 31, 1995.............................. $9 5/8 $6 1/2
     Fiscal Year Ending March 31 1996:
       Quarter ended June 30, 1995............................... $7 5/8 $6 1/4
       Quarter ended September 30, 1995.......................... $9 1/2 $7 3/8
       Quarter ended December 31, 1995........................... $8 3/4 $7

  No cash dividends have been declared or paid on the Shares during the two most recently concluded fiscal years or during the current fiscal year of the Company. The Merger Agreement prohibits the Company from declaring or paying any dividends until the consummation of the Offer.

  On February 15, 1996, the last full trading day prior to announcement of the Merger Agreement, the last reported bid price per Share on the Nasdaq Small Cap Market was $12 1/2. On February 22, 1996, the last full trading day prior to the commencement of the Offer, the last reported bid price per Share on the Nasdaq Small Cap Market was $12 13/16.

  SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

7. CERTAIN INFORMATION CONCERNING THE COMPANY.

  The Company is an Indiana corporation with its principal offices located at Suite 400, 11320 Random Hills Road, Fairfax, Virginia 22030. The Company provides senior housing and healthcare services in 15 states through the ownership and/or operation of 44 retirement communities ("RCs"). The RCs generally provide a continuum of care, including independent living, assisted living and skilled nursing. Independent living services consist of residential accommodations together with amenities such as security, meals and housekeeping. Assisted living residents, in addition to independent living amenities, receive certain healthcare services, including medication delivery, assistance with activities of daily living and other supportive services in private or semiprivate suites. The skilled nursing section of certain of the RCs provide residents with a full range of nursing care. In addition to RCs offering a complete continuum of care, the Company operates RCs providing only assisted living care, such as the National Guest Homes concept, which manages seven RCs (two of which are owned by a majority owned subsidiary of the Company), with five additional projects under construction or commencing construction this fiscal quarter, and the Hearthside concept (two RCs), which provides assisted living and care for residents with dementia-related needs. It is anticipated that the Company will acquire a third recently opened Hearthside RC upon satisfaction of certain conditions.

  The Company owns, leases and/or operates (i) 11 RCs that are wholly owned or leased by the Company, one nursing facility leased by the Company and two nonperforming first mortgage notes secured by RCs (ownership of which is anticipated to be transferred to the Company in the near future), (ii) 19 RCs owned by partnerships or limited liability companies which are not wholly owned by the Company but which are consolidated for financial reporting purposes, including nine RCs owned by Forum Retirement Partners, L.P., a publicly traded limited partnership, (iii) ten RCs in which the Company has no ownership interest (two of which are expected to be sold in March 1996), and
(iv) one RC in which the Company has a 50% ownership interest, but which is not consolidated for financial reporting purposes. As of the date of the Merger Agreement, the Company's interests in these partnerships and limited liability companies that own RCs range from 50% to 89.5%. Wholly or majority owned subsidiaries of the Company act as general partner of each limited partnership and, in the case of the limited liability companies, are the sole managing members. It is a Condition of the Offer that the Company have purchased all ownership interests (other than ownership interests owned as of the date hereof by the Company or any of its subsidiaries) in Forum Retirement Communities II, L.P., which owns three RCs, for an aggregate purchase price of not more than $1,235,000. See Section 15.

  The Company is subject to the information requirements of the Exchange Act, and is required to file reports and other information with the Securities and Exchange Commission (the "Commission") relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be described in periodic statements distributed to the Company's shareholders and filed with the Commission. These reports, proxy statements, and other information, including the Company's Annual Report on Form 10-K for the year ended March 31, 1995 (the "Company 10-K") and the Schedule 14D-9, should be available for inspection and copying at the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 75 Park Place, New York, New York 10007 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office. Such material should also be available for inspection at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, DC 20006.

  The above information concerning the Company has been taken from or based upon the Company 10-K and other publicly available documents on file with the Commission, other publicly available information and information provided by the Company. Although neither the Purchaser nor Parent has any knowledge that would indicate that such information is untrue, neither the Purchaser nor Parent takes any responsibility for, or makes any representation with respect to, the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information but which are unknown to the Purchaser or Parent.

  A copy of this Offer to Purchase, and certain of the agreements referred to herein, are attached to the Purchaser's Tender Offer Statement on Schedule 14D-1, dated February 23, 1996 (the "Schedule 14D-1"), which has been filed with the Commission. The Schedule 14D-1 and the exhibits thereto, along with such other documents as may be filed by the Purchaser with the Commission, may be examined and copied from the offices of the Commission in the manner set forth in the third paragraph of this Section 7.

  Summary Financial Information for the Company. The following table sets forth certain summary consolidated financial information with respect to the Company and its subsidiaries excerpted or derived from the audited financial statements contained in the Company 10-K and the unaudited financial information contained in the Company's Quarterly Reports on Form 10-Q for the nine months ended December 31, 1995 and 1994. More comprehensive financial information is included in such reports and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to such documents (which may be inspected and obtained as described above), including the financial statements and related notes contained therein. Neither Parent nor the Purchaser assumes any responsibility for the accuracy of the financial information set forth below.

                               FORUM GROUP, INC.
                  SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                               NINE MONTHS ENDED          FISCAL YEAR
                                  DECEMBER 31            ENDED MARCH 31
                               ------------------  ----------------------------
                                 1995      1994      1995      1994      1993
                               --------  --------  --------  --------  --------
INCOME STATEMENT DATA
Net sales and operating
 revenues and other revenues.  $145,033  $107,504  $151,960  $108,465  $ 93,302
Income (loss) before
 extraordinary items.........    16,208    11,168    12,490     2,690    (7,359)
Net income (loss)............    13,627    10,906    12,228    (7,130)   (7,359)

BALANCE SHEET DATA (AT END OF
 PERIOD)
Net current assets
 (liabilities)...............   (52,445)      (a)     3,649       (a)       (a)
Total assets.................   455,985   371,417   398,346   290,200   348,641
Shareholders' equity.........    81,495    61,095    65,666    44,284    18,445

PER SHARE
Income (loss) per common
 share before extraordinary
 items.......................      0.68      0.49      0.54      0.16     (0.98)
Extraordinary items..........     (0.11)    (0.01)    (0.01)    (0.57)      --
Net income (loss) per common
 share (and common share
 equivalents)................      0.57      0.48      0.53     (0.41)    (0.98)
Net income per share on a
 fully diluted basis.........      0.57      0.48      0.53     (0.41)    (0.98)

--------
(a) For the Fiscal Years ended March 31, 1994 and 1993 Forum Group, Inc. presented an unclassified balance sheet.


  Projected Financial Information. Prior to entering into the Merger Agreement, Parent conducted due diligence on the Company and in connection with such due diligence review received certain non-public information from the Company. The non-public information included, among other things, financial projections for the Company. Over the course of its negotiations with the Company regarding the Merger Agreement, Parent received additional projections relating to the Company's prospective results of operations under a range of assumptions. These projections were delivered to Parent, on behalf of the Company, by one of the Principal Shareholders.

  Set forth below is a summary of the projections received by Parent on January 9 and 10, 1996 (except for the figures relating to the fiscal year ending March 31, 1996, which were received by Parent on January 30, 1996). The following projections represent the final version of projections furnished by the Principal Shareholder after the Principal Shareholder and the Company had gathered, assimilated and refined relevant data needed for preparation of projections relating to prospective results of operations. Parent did not rely on these projections in entering into the Merger Agreement.

  The first table set forth below depicts projected results of operations for the Company based upon existing assets and expansion programs currently under way or identified. The second table set forth below depicts projected results of operations based upon existing assets, expansion programs currently under way or identified, and the Company's estimates of future projects to be acquired or developed.

                               FORUM GROUP, INC.
                        PROJECTED FINANCIAL INFORMATION
                                 (IN MILLIONS)

              EXISTING COMMUNITIES AND CURRENT EXPANSION PROGRAMS

                                              FISCAL YEAR ENDING MARCH 31
                                       -----------------------------------------
                                        1996   1997   1998   1999   2000   2001
                                       ------ ------ ------ ------ ------ ------
Net Sales............................. $195.9 $225.2 $250.2 $273.1 $286.6 $301.4
EBITDA(1).............................   51.0   64.8   74.8   84.6   88.0   92.5
Net income(2).........................   18.3    9.7   16.9   22.2   26.9   31.0

--------
(1) Income before interest, taxes, depreciation, amortization, gains on cooperative membership sales, gain or loss on asset dispositions and other provisions, minority interests and extraordinary charges.
(2) Includes $14.8M pre-tax gain from the sale of cooperative memberships in 1996 with no such gains or losses projected for 1997 and beyond.

               EXISTING COMMUNITIES, CURRENT EXPANSION PROGRAMS
                         AND PROJECTED NEW COMMUNITIES

                                              FISCAL YEAR ENDING MARCH 31
                                       -----------------------------------------
                                        1996   1997   1998   1999   2000   2001
                                       ------ ------ ------ ------ ------ ------
Net Sales............................. $195.9 $237.0 $302.7 $373.4 $447.1 $515.8
EBITDA(1).............................   51.0   70.0   95.3  121.1  146.2  169.3
Net income(2).........................   18.3   11.2   21.0   29.2   35.9   42.0

--------
(1) Income before interest, taxes, depreciation, amortization, gains on cooperative membership sales, gain or loss on asset dispositions and other provisions, minority interests and extraordinary charges.
(2) Includes $14.8M pre-tax gain from the sale of cooperative memberships in 1996 with no such gains or losses projected for 1997 and beyond.

  THE COMPANY HAS ADVISED PARENT AND THE PURCHASER THAT THE FOREGOING PROJECTIONS AND FORECASTS (THE "PROJECTIONS") WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH THE PUBLISHED GUIDELINES OF THE COMMISSION OR THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS. THE PROJECTIONS ARE INCLUDED IN THIS OFFER TO PURCHASE ONLY BECAUSE THEY WERE PROVIDED TO PARENT. NONE OF PARENT, THE PURCHASER, THE COMPANY OR ANY OF THEIR RESPECTIVE ADVISORS OR ANY OTHER PARTY WHO RECEIVED SUCH INFORMATION ASSUMES ANY RESPONSIBILITY FOR THE ACCURACY OF THE PROJECTIONS. ALTHOUGH PRESENTED WITH NUMERICAL SPECIFICITY, THE PROJECTIONS ARE BASED UPON A VARIETY OF ASSUMPTIONS RELATING TO THE BUSINESSES OF THE COMPANY WHICH MAY NOT BE REALIZED AND ARE SUBJECT TO SIGNIFICANT UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE COMPANY. THERE CAN BE NO ASSURANCE THAT THE PROJECTIONS SET FORTH ABOVE WILL BE REALIZED, AND ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE SHOWN. THE PROJECTIONS HAVE NOT BEEN EXAMINED OR COMPILED BY THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS. FOR THESE REASONS, AS WELL AS THE BASES ON WHICH SUCH PROJECTIONS WERE COMPILED, THERE CAN BE NO ASSURANCE THAT SUCH PROJECTIONS WILL BE REALIZED, OR THAT ACTUAL RESULTS WILL NOT DIFFER FROM THOSE ESTIMATED. THE INCLUSION OF SUCH PROJECTIONS HEREIN SHOULD NOT BE REGARDED AS AN INDICATION THAT PARENT, THE PURCHASER, THE COMPANY, ANY OF THEIR RESPECTIVE ADVISORS OR ANY OTHER PARTY WHO RECEIVED SUCH INFORMATION CONSIDERS IT AN ACCURATE PREDICTION OF FUTURE EVENTS.

8. CERTAIN INFORMATION CONCERNING THE PURCHASER AND PARENT.

  The Purchaser is a newly formed Indiana corporation and a wholly owned indirect subsidiary of Parent. To date, the Purchaser has not conducted any business other than in connection with the Offer. Until immediately prior to the time the Purchaser purchases Shares pursuant to the Offer, it is not anticipated that the Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer. Because the Purchaser is a newly formed corporation and has minimal assets and capitalization, no meaningful financial information regarding the Purchaser is available.

  Parent is a Delaware corporation. Parent, together with its consolidated subsidiaries, is a diversified hospitality company with operations in two business segments: Lodging, which operates and franchises lodging businesses under four brand names, and operates a vacation timesharing business; and Contract Services, consisting of food service and facilities management for clients in business, education and health care; development, ownership and operation of retirement communities; and wholesale food distribution.

  Until October 8, 1993, Parent was a wholly-owned subsidiary of Marriott Corporation. Marriott Corporation separated Parent's businesses from its other businesses through a distribution (the "Distribution") to the holders of outstanding shares of Marriott Corporation common stock, on a share-for-share basis, of all the outstanding shares of Parent common stock. Upon the consummation of the Distribution, Parent became a separate, publicly held company and Marriott Corporation changed its name to Host Marriott Corporation.

  The principal executive offices of Parent and the Purchaser are located at 10400 Fernwood Road, Bethesda, Maryland 20817. The name, citizenship, business address, present principal occupation or employment, and material positions held during the past five years of each of the directors and executive officers of the Purchaser and of Parent are set forth in Schedule I to this Offer to Purchase.

  Except as set forth in this Offer to Purchase, neither Parent nor the Purchaser, or, to the best knowledge of Parent or the Purchaser, any of the persons listed on Schedule I, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, neither Parent nor the Purchaser, or, to the best knowledge of Parent or the Purchaser, any of the persons listed on Schedule I, has had, since April 1, 1992, any business relationships or transactions with the Company or any of its executive officers, directors or affiliates that would require reporting under the rules of the Commission. Except as set forth in this Offer to Purchase, since April 1, 1992, there have been no contacts, negotiations or transactions between Parent or the Purchaser, or their respective subsidiaries or, to the best knowledge of any of Parent or the Purchaser, any of the persons listed on Schedule I, and the Company or its affiliates, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets. Except as set forth in this Offer to Purchase, neither Parent nor the Purchaser or, to the best knowledge of Parent or the Purchaser, any of the persons listed on Schedule I, or any majority-owned subsidiary or associate of Parent or the Purchaser or any person so listed beneficially owns any Shares or has effected any transactions in the Shares in the past 60 days.

  Certain Financial Information. Set forth below is a summary of certain consolidated financial and operating data relating to Parent and its consolidated subsidiaries excerpted or derived from the information contained in or incorporated by reference into Parent's Annual Report on Form 10-K for the year ended December 30, 1994 filed with the Commission pursuant to Rule 15d-2 of the Exchange Act (the "Parent 10-K") and Parent's Quarterly Reports on Form 10-Q for the quarters ended September 8, 1995 and September 9, 1994. More comprehensive financial information is included in or incorporated by reference into the Parent 10-K and other documents filed by Parent with the Commission, and the financial information summary set forth below is qualified in its entirety by reference to the Parent 10-K and such other documents and all the financial information and related notes contained therein.

                         MARRIOTT INTERNATIONAL, INC.
                    SELECTED CONSOLIDATED FINANCIAL DATA(1)
                     (IN MILLIONS, EXCEPT PER SHARE DATA)

                                         36 WEEKS ENDED       FISCAL YEAR ENDED
                                         ----------------  -------------------------
                                         SEPT. 8  SEPT. 9  DEC. 30  DEC. 31  JAN. 1
                                          1995     1994     1994    1993(2)  1993(3)
                                         -------  -------  -------  -------  -------
INCOME STATEMENT DATA
Net sales and operating revenues and
 other revenues........................  $6,051   $5,711   $8,415   $7,430   $6,971
Income before cumulative effect of a
 change in accounting principle........     157      128      200      159      134
Net income.............................     157      128      200      126      134
BALANCE SHEET DATA (AT END OF PERIOD)
Net current assets (liabilities).......    (128)    (188)    (166)    (142)      (6)
Total assets...........................   3,844    3,245    3,207    3,092    2,601
Shareholders' equity...................     965      742      767      696      --
PER SHARE (3)
Income per common share before
 cumulative effect of a change in
 accounting principle (2)..............    1.19      .96     1.51     1.28      --
Change in accounting for income taxes
 (2)...................................     --       --       --      (.27)     --
Net income per common share (and common
 share equivalents)....................    1.19      .96     1.51     1.01      --
Net income per share on a fully diluted
 basis.................................    1.19      .96     1.51     1.00      --

--------
(1) Parent was a wholly-owned subsidiary of Marriott Corporation (now named Host Marriott Corporation) prior to October 8, 1993, on which date its common stock was distributed to Marriott Corporation shareholders. The historical income statement for Parent for 1993 includes 40 weeks of operating results as a subsidiary of Marriott Corporation and 12 weeks of operating results as an independent entity. The income statement for fiscal year 1992 reflects operating results for Parent as a subsidiary of Marriott Corporation. As a result, 1994 and 1995 operating results are not directly comparable to the results reported by Parent for fiscal years 1992 and 1993.
(2) Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," was adopted in the first fiscal quarter of 1993.
(3) Per share data has not been presented for fiscal year 1992 because the Company was not publicly held during that year.

  Parent is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning Parent's directors and officers, their remuneration, stock options granted to them, the principal holders of Parent's securities and any material interest of such persons in transactions with Parent is required to be described in proxy statements distributed to Parent's shareholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and should also be available for inspection at the Commission's regional offices located at 75 Park Place, New York, New York 10007 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may also be obtained by mail, upon payment of the Commission's customary fees, by writing to its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The information should also be available for inspection at the New York Stock Exchange, Inc. ("NYSE"), 20 Broad Street, New York, New York 10005.

9. SOURCES AND AMOUNTS OF FUNDS.

  The Purchaser estimates that the total amount of funds required to purchase pursuant to the Offer the number of Shares that are outstanding on a fully diluted basis and to pay fees and expenses related to the Offer and the

Merger will be approximately $305 million. The Purchaser plans to obtain all funds needed for the Offer through a loan from Parent, which will be made by Parent to the Purchaser at the time Shares tendered pursuant to the Offer are accepted for payment. To obtain the funds necessary to make this loan, Parent intends to use its available cash on hand and funds raised in the public or private securities markets, although the Offer is not conditioned on the issuance of any securities or the availability of any financing. Parent has additional financing options available to it, including its Revolving Credit Facility (defined below) to make this loan.

  An unsecured revolving credit facility (the "Revolving Credit Facility") is available to Parent pursuant to a Credit Agreement dated as of June 9, 1995 (the "Credit Agreement") by and among Parent, Citibank, N.A., as Administrative Agent (the "Agent"), and certain financial institutions. Parent may borrow up to an aggregate of $1 billion at any time outstanding under the Revolving Credit Facility for general corporate purposes, which includes acquisitions. Loans made under the Credit Agreement mature at the expiration of the Revolving Credit Facility on June 9, 2000. As of February 22, 1996, approximately $890 million was available for borrowing under the Revolving Credit Facility.

  Parent's ability to borrow under the Revolving Credit Facility is conditioned only upon the accuracy at the time of borrowing of customary representations and warranties, and the absence of a default under the Credit Agreement. Parent currently satisfies these conditions and believes that these conditions will be satisfied, and that adequate borrowing capacity will exist under the Revolving Credit Facility, at the time that funds are required to pay for Shares tendered in the Offer.

  Each loan provided pursuant to the Revolving Credit Facility bears interest, at Parent's election at (i) one of two identified variable interest rates as in effect from time to time plus an incremental interest rate that depends on Parent's senior unsecured long-term debt ratings at the time, or (ii) a rate determined pursuant to a competitive bidding process among the financial institutions party to the Credit Agreement. Currently, Parent expects that it would select the London interbank offer rate plus a currently applicable margin of 22.5 basis points, if it were to borrow funds under the Credit Agreement. Parent also pays a quarterly facility fee based upon Parent's senior unsecured long-term debt ratings at the time.

  The preceding description of certain of the terms and conditions of the Revolving Credit Facility is subject in its entirety to the terms and conditions of the Credit Agreement, which is incorporated herein by reference to Exhibit 10.1 to Parent's Quarterly Report on Form 10-Q for the quarter ended June 16, 1995.

  Parent expects that it will repay any amounts borrowed in the public or private securities markets or under the Revolving Credit Facility with cash flow from operations and/or with proceeds from subsequent refinancings in the public or private securities markets or a refinancing of the Revolving Credit Facility prior to its expiration in June 2000.

10. BACKGROUND OF THE OFFER; THE MERGER AGREEMENT; THE SHAREHOLDER AGREEMENTS.

BACKGROUND OF THE OFFER

  In September 1995, a representative of the Company contacted a representative of Parent to arrange a meeting. During the meeting, the Company's representative stated that the Company was considering an equity offering of its common stock in order to raise capital and to give greater liquidity to its existing shareholders. The Company's representative told Parent's representatives that the Company wanted to explore other available options before proceeding with the public sale of equity in the Company, including the possibility of combining the operations of Marriott's Senior Living Services Division with those of the Company.

  Following this meeting, Parent indicated it was interested in pursuing a possible acquisition of the Company and the parties agreed to continue discussions. In October 1995, the Company provided information to Parent relating to the Company's business and operations. Thereafter, representatives of Parent conducted due diligence reviews of the Company, and, on December 22, 1995, Parent and the Company signed a non-disclosure agreement concerning the materials being provided to Parent by the Company and an agreement limiting the ability of Parent to acquire securities of the Company. Representatives of the Company and Parent continued to discuss the terms of a possible transaction after the non-disclosure agreement was executed.

  While Parent's due diligence review of the Company's business and operations continued, representatives of Parent and the Company met to discuss the details of a possible acquisition of the Company by Parent. No agreement as to the terms of a possible transaction was reached during these meetings, either as to the price Parent was willing to pay or whether all assets of the Company would be acquired by Parent.

  Throughout January and early February of 1996, Parent and its representatives continued their due diligence review of the Company. Representatives of Parent and the Company had several telephone conversations about the terms and conditions of a possible transaction during this period, but again no agreement was reached.

  On February 7, 1996, the Company publicly announced that it was exploring possible alternatives to maximize value to shareholders.

  On February 8 and 9, 1996, representatives of Parent, the Company and the two principal shareholders of the Company met at the headquarters of Parent to determine whether they could reach agreement on the terms of a possible transaction. During the next several days negotiations about the terms of a possible acquisition of the Company continued. Representatives of Parent and the Company ultimately agreed to recommend to their Boards of Directors the terms of an acquisition of the Company by Parent, subject to satisfactory conclusion of due diligence and negotiation of documentation acceptable to Parent and the Company.

  The Board of Directors of Parent held a special telephonic meeting on February 12, 1996 at which senior management of Parent apprised the Board of the status of negotiations with the Company. No action was taken by the Board at that meeting. On February 15, 1996, Parent's Board of Directors, by unanimous consent, approved the acquisition of all of the outstanding common stock of the Company at $13 per Share and the subsequent merger of the Purchaser with and into the Company. Thereafter, the parties finalized and executed the Merger Agreement and the Shareholder Agreements. The Company and Parent publicly announced the transaction on the morning of February 16, 1996.

THE MERGER AGREEMENT

  The following is a summary of certain provisions of the Merger Agreement, a copy of which is filed as an exhibit to the Schedule 14D-1 and which is incorporated herein by reference. The Merger Agreement may be examined, and copies may be obtained, as set forth in Section 7 above. The following summary is qualified in its entirety by reference to the Merger Agreement.

  The Offer. The Merger Agreement provides for the making of the Offer by the Purchaser. Subject only to the Conditions, the Purchaser has agreed to accept for payment and pay for all Shares tendered pursuant to the Offer as soon as practicable following the Expiration Date. The Merger Agreement provides that the Purchaser, subject only to the Conditions, will extend the period of time during which the Offer is open until the first business day following the date on which the Conditions are satisfied or waived; provided, that the Purchaser shall be permitted but shall not be obligated to extend the time the Offer is open if either (x) the Company is in breach in any material respect of its covenants or agreements contained in the Merger Agreement or (y) there is a reasonable likelihood that one or more of the Conditions cannot be satisfied; and provided, further, that the Purchaser shall in no event be permitted or obligated to extend the period of time the Offer is open beyond July 15, 1996. The Purchaser will not otherwise extend the period of time during which the Offer is open beyond the twentieth business day following commencement of the Offer unless any of the Conditions shall not have been satisfied.

  The obligation of the Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer is subject to (i) the tender and non-withdrawal of Shares which, when added to the Shares then beneficially owned by Parent, constitute two-thirds of the outstanding Shares and represent two-thirds of the voting power of the outstanding Shares on a Fully Diluted Basis (as defined below), and (ii) the satisfaction of certain other conditions described in Section 15. The Purchaser has agreed that, without the written consent of the Company, no amendment to the Offer may be made which changes the form of consideration to be paid or decreases the price per Share or the number of Shares sought in the Offer or which imposes additional conditions to the Offer other than those described in Section 15 or amends any other term of the Offer in any manner adverse to holders of Shares. "Fully Diluted Basis" means, as of any date of determination, a basis that includes all outstanding Shares, together with all Shares issuable upon exercise of vested Stock Options (as defined below) and warrants.

  The Merger. The Merger Agreement provides that, as soon as practicable following the purchase of Shares pursuant to the Offer, and the satisfaction or waiver of the other conditions to the Merger, or on such other date as the parties thereto may agree (such agreement to require the approval of the majority of the Continuing Directors (as defined below), if at that time there shall be any Continuing Directors), the Purchaser will be merged with and into the Company. The Merger shall become effective by filing with the Secretary of State of Indiana articles of merger in accordance with the relevant provisions of the IBCL at such time (the time the Merger becomes effective being the "Effective Time").

  At the Effective Time, (i) each Share issued and outstanding immediately prior to the Effective Time will be converted into the right to receive $13.00 in cash, or any higher price paid per Share in the Offer, without interest thereon (the "Merger Price"); (ii) (a) each Share held in the treasury of the Company or held by any wholly owned subsidiary of the Company and each Share held by Parent or any wholly owned subsidiary of Parent immediately prior to the Effective Time will be cancelled and retired and cease to exist; provided, that Shares held beneficially or of record by any plan, program or arrangement sponsored or maintained for the benefit of employees of Parent or the Company or any subsidiaries thereof will not be deemed to be held by Parent or the Company regardless of whether Parent or the Company has, directly or indirectly, the power to vote or control the disposition of such Shares; and
(b) each Share held by any holder who has perfected any dissenters' rights under the IBCL, if applicable (the "Dissenting Shares"), will not be converted into or be exchangeable for the right to receive the Merger Price; and (iii) each share of common stock of the Purchaser issued and outstanding immediately prior to the time of the Effective Date will be converted into and exchangeable for one share of common stock of the Surviving Corporation.

  All options and other rights to acquire Shares ("Stock Options") granted to employees under any stock option plan, program or similar arrangement of the Company or any subsidiary of the Company (each as amended, an "Option Plan"), whether or not then exercisable, will be cancelled by the Company immediately prior to the earlier of (x) the consummation of the Offer and (y) the Effective Time, and the holders thereof shall be entitled to receive from the Company, for each Share subject to such Stock Option, an amount in cash equal to the difference between the Merger Price and the exercise price per share of such Stock Option, which amount shall be paid at the time the Stock Option is cancelled. All applicable withholding taxes attributable to such payments shall be deducted from the amounts payable and all such taxes attributable to the exercise of Stock Options shall be withheld from the proceeds received in respect of Shares issuable on such exercise. Except as provided in the Merger Agreement or as otherwise agreed to by the parties and to the extent permitted by the Option Plans, the Option Plans shall terminate as of the Effective Time and the provisions in any other plan providing for the issuance or grant by the Company of any interest in respect of the capital stock of the Company shall be deleted as of the Effective Time.

  The Merger Agreement provides that the Articles of Incorporation and By-laws of the Purchaser as in effect at the Effective Time shall be the Articles of Incorporation and By-laws of the Surviving Corporation until amended in accordance with applicable law. The Merger Agreement also provides that (i) the directors of the Purchaser at the Effective Time will be the initial directors of the Surviving Corporation, (ii) the officers of the Company at the Effective Time will be the initial officers of the Surviving Corporation, and (iii) the initial officers and directors of the Surviving Corporation will hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Articles of Incorporation and By-laws of the Surviving Corporation, or as otherwise provided by applicable law.

  Recommendation. In the Merger Agreement, the Company states that the Board has unanimously (i) determined that the Offer and the Merger are fair to and in the best interests of the shareholders of the Company and (ii) subject to the fiduciary duties of the Board, resolved to recommend acceptance of the Offer and approval and adoption of the Merger Agreement and the Merger by the shareholders of the Company.

  Interim Agreements of Parent, the Purchaser and the Company. Except as contemplated by the Merger Agreement, the Company has covenanted and agreed that, during the period from the date of the Merger Agreement to the consummation of the Offer and, if Parent makes a request pursuant to Section
1.4 of the Merger Agreement, until such time as the directors designated by Parent in accordance with the Merger Agreement constitute in their entirety a majority of the Board (the "Board Reorganization"), the Company and its subsidiaries will each conduct its operations according to its ordinary course of business, consistent with past practice, and will use all reasonable efforts to (i) preserve intact its business organization, (ii) maintain its material rights and franchises, (iii) keep available the services of its officers and key employees, and (iv) keep in full force and effect insurance comparable in amount and scope of coverage to that maintained as of the date of the Merger Agreement.

  Without limiting the generality of and in addition to the foregoing, and except as otherwise contemplated by the Merger Agreement, prior to the consummation of the Offer and the Board Reorganization, neither the Company nor any of its subsidiaries will, without the prior written consent of Parent:
(a) amend its charter, by-laws or other governing documents; (b) authorize for issuance, issue, sell, deliver or agree to commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities or amend any of the terms of any such securities or agreements (subject to certain exceptions); (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or redeem or otherwise acquire any of its securities or any securities of its subsidiaries; (d) (i) pledge or otherwise encumber shares of capital stock of the Company or any of its subsidiaries; or (ii) incur, assume or prepay any long-term debt; or (iii) except in the ordinary course of business and consistent with past practices,
(A) incur, assume, or prepay letters of credit or any material short-term debt, (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any material obligations of any other person except wholly owned subsidiaries of the Company, or (C) make any material loans, advances or capital contributions to, or investments in, any other person; or (iv) change the practices of the Company and its subsidiaries with respect to the timing of payments or collections; or (v) mortgage or pledge any assets or create or permit to exist any lien thereupon except certain permitted liens; (e) except (i) for arrangements entered into in the ordinary course of business consistent with past practices, (ii) as required by law or (iii) as specifically contemplated in the Merger Agreement, enter into, adopt or materially amend any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, pension, retirement, deferred compensation, employment, severance or other employee benefit agreements, trusts, plans, funds or other arrangements of or for the benefit or welfare of any Company employee (or any other person for whom the Company or its subsidiaries will have any liability), or (except for normal increases in the ordinary course of business that are consistent with past practices) increase in any manner the compensation or fringe benefits of any Company employee (or any other person for whom the Company or its subsidiaries will have any liability) or pay any benefit not required by any existing plan and arrangement (including the granting of stock options, stock appreciation rights, shares of restricted stock or performance units) or enter into any contract, agreement, commitment or arrangement to do any of the foregoing; (f) (i) transfer, sell, lease, license or dispose of any lines of business, subsidiaries, divisions, operating units or facilities (other than facilities that have been closed or are currently proposed to be closed) outside the ordinary course of business,
(ii) enter into any material joint venture agreements, acquisition agreements or partnership agreements or (iii) enter into any other material agreement, commitment or transaction outside the ordinary course of business; (g) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, (i) any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other person, in each case where such action would be material to the Company and its subsidiaries taken as a whole or (ii) any facility or site upon which the Company intends to locate any facility; (h) except as may be required by law, take any action to terminate or materially amend any of its pension plans or retiree medical plans; (i) modify, amend, terminate or waive any rights under any material contract except in the ordinary course of business consistent with past practice (other than an arrangement, agreement or contract proposal previously submitted by the Company or a subsidiary thereof which proposal, upon acceptance thereof, cannot be revised or withdrawn); (j) effect any change in any of its methods of accounting in effect as of December 31, 1995, except as may be required by law or generally accepted accounting principles; (k) enter into any material arrangement, agreement or contract that, individually or in the aggregate with other material arrangements, agreements and contracts entered into after the date of the Merger Agreement, would have or constitute a Material Adverse Effect (as defined below) after the date of the Merger Agreement; and (l) enter into a legally binding commitment with respect to, or any agreement to take, any of the foregoing actions; provided, that with respect to Forum Retirement Partners, L.P. ("FRP") and Forum Retirement, Inc., the general partner of FRP ("FRI"), the Company is obligated only to use its reasonable efforts to cause FRP to comply with the foregoing provisions of the Merger Agreement (subject to the fiduciary duties of FRI, if then applicable). The parties to the Merger Agreement have agreed upon certain specific actions and transactions the Company may take prior to consummation of the Offer and the Board Reorganization upon consultation but without the prior consent of Parent, and certain other actions and transactions requiring the prior written consent of Parent.

  As used in the Merger Agreement with respect to the Company and its subsidiaries, "Material Adverse Effect" means any change, effect or circumstance that has had or could reasonably be expected to have a material adverse effect on (i) the business, results of operations, financial condition or prospects of the Company and its subsidiaries taken as a whole, or (ii) the ability of the Company to perform its material obligations under the Merger Agreement. In determining whether any change, effect or circumstance is or constitutes a Material Adverse Effect, effect will be given to any reserves set forth on the financial statements contained in the Company Quarterly Report on Form 10-Q for the quarter ending December 31, 1995 that specifically relates to the change, effect or circumstance in question. When used with respect to Parent or the Purchaser, however, the term "Material Adverse Effect" means any change, effect or circumstance that has had or could reasonably be expected to have a material adverse effect on (i) the business, results of operations, financial condition or prospects of Parent and its subsidiaries taken as a whole, or (ii) the ability of Parent or the Purchaser to perform its material obligations under the Merger Agreement.

  Acquisition Proposals. In the Merger Agreement, the Company agrees that it and its officers, directors, employees, representatives and agents will immediately cease any existing discussions or negotiations with any parties conducted prior to the date of the Merger Agreement (subject to exceptions described below) with respect to any Acquisition Proposal (as defined below). The Company and its subsidiaries may not, and will use their best efforts to cause their respective officers, directors, employees and investment bankers, attorneys, accountants or other agents retained by the Company or any of its subsidiaries not to, (i) solicit, directly or through an intermediary, any inquiries with respect to, or the making of, any Acquisition Proposal, or (ii) except as permitted below, engage in negotiations or discussions with, or furnish any confidential information relating to the Company or its subsidiaries to any Third Party (as defined below) relating to an Acquisition Proposal (other than the transactions contemplated by the Merger Agreement). Notwithstanding anything to the contrary contained in the Merger Agreement, the Company (and any person referred to above) may furnish information to, and participate in discussions or negotiations with, any Third Party which submits an unsolicited written Acquisition Proposal to the Company if the Board by a majority vote determines, based as to legal matters upon the advice of legal counsel, that furnishing such information or participating in such discussions or negotiations is required by applicable law (including fiduciary principles thereof); provided, that nothing in the Merger Agreement shall prevent the Board from taking, and disclosing to the Company's shareholders, a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any tender offer; and provided further, that the Company shall not enter into a written agreement with respect to a Third Party Proposal (as defined below) except concurrently with or after the termination of the Merger Agreement (except with respect to confidentiality agreements to the extent expressly provided therein). The Company shall promptly provide Parent with a reasonable description of any Acquisition Proposal received (including a summary of all material terms of such Acquisition Proposal and, unless it is prohibited from disclosing the same, the identity of the person making such Acquisition Proposal). The Company shall promptly inform Parent of the status and content of any discussions regarding any Acquisition Proposal with a Third Party. In no event shall the Company provide material, non-public information to any Third Party making an Acquisition Proposal unless such party enters into a confidentiality or similar agreement containing provisions believed by the Company to reasonably protect the confidentiality of such information. Promptly after entering into any confidentiality or similar agreement with any person on or after February 6, 1996, the Company shall notify Parent of such event and identify the person with whom the agreement was executed.

  For purposes of the Merger Agreement, the term "Acquisition Proposal" shall mean any proposal, whether in writing or otherwise, made by a Third Party to enter into a Third Party Transaction. "Third Party Transaction" means the acquisition of beneficial ownership of all or a material portion of the assets of, or a majority equity interest in, the Company pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or other business acquisition or combination transaction involving the Company and its subsidiaries, including any single or multi-step transaction or series of related transactions which is structured to permit such Third Party to acquire beneficial ownership of any material portion of the assets of, or a majority of the equity interest in, the Company (other than the transactions contemplated by the Merger Agreement). "Third Party" means any person other than Parent, the Purchaser or any affiliate thereof.

  Notwithstanding any provision to the contrary in the foregoing, none of the Company, its subsidiaries and their respective officers, directors, employees, representatives, investment bankers, attorneys, accountants or other agents shall engage in negotiations or discussions with, or furnish any information to, either (x) any person (each such person, together with its affiliates, a "Pre-February 6 Party") (i) with whom the Company or any representatives or agents entered into a confidentiality agreement, (ii) with whom the Company or any of its representatives or agents have held substantive discussions regarding a Third Party Transaction or (iii) to whom the Company or its representatives or agents furnished non-public information, in any such case, prior to February 6, 1996, or (y) any person who first expressed an interest in making an Acquisition Proposal or first requested confidential information regarding the Company and its Subsidiaries after the twentieth business day after the Offer is actually commenced. With respect to persons (other than Pre-February 6 Parties) who first expressed interest in making an Acquisition Proposal or first requested confidential information regarding the Company and its subsidiaries prior to the twentieth business day after the Offer is actually commenced, none of the Company, its subsidiaries and their respective officers, directors, employees, representatives, investment bankers, attorneys, accountants or other agents shall engage in negotiations or discussions with, or furnish any information to, such persons after the twentieth business day after the Offer was actually commenced.

  Board Representation. The Merger Agreement provides that in the event that the Purchaser acquires at least a majority of the Shares outstanding on a Fully Diluted Basis pursuant to the Offer, Parent will be entitled to designate for appointment or election to the Board, upon written notice to the Company, such number of persons (each, a "Designated Director") so that such designees of Parent constitute the same percentage (but in no event less than a majority) of the Board (rounded up to the next whole number) as the percentage of Shares acquired in connection with the Offer. Prior to the consummation of the Offer, the Company will use reasonable best efforts to increase the size of the Board or to obtain the resignation of such number of directors as is necessary to enable such number of Parent designees to be so elected. In connection therewith, the Company will mail to the shareholders of the Company the information required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder unless such information has previously been provided to such shareholders in Schedule 14D-9. Parent and the Purchaser will provide to the Company in writing, and be solely responsible for, any information with respect to such companies and their nominees, officers, directors and affiliates required by such Section and Rule. Notwithstanding the foregoing, the parties to the Merger Agreement will use their respective reasonable best efforts to ensure that at least three of the members of the Board will, at all times prior to the Effective Time, be Continuing Directors (as defined below).

  The term "Continuing Director" shall mean (a) any member of the Board as of the date of the Merger Agreement, (b) any member of the Board who is unaffiliated with, and not a Designated Director or other nominee of, Parent or the Purchaser or their respective subsidiaries, and (c) any successor of a Continuing Director who is (i) unaffiliated with, and not a Designated Director or other nominee of, Parent or the Purchaser or their respective Subsidiaries and (ii) recommended to succeed a Continuing Director by a majority of the Continuing Directors then on the Board.

  Miscellaneous Agreements. Pursuant to the Merger Agreement, if required under applicable law in order to consummate the Merger, the Company, acting through its Board, will, in accordance with applicable law, its amended and restated articles of incorporation and its by-laws: (a) duly call, give notice of, convene and hold a special meeting of its shareholders as soon as practicable following the consummation of the Offer for the purpose of considering and taking action on the Merger Agreement (the "Shareholders' Meeting"); (b) subject to its fiduciary duties under applicable laws as advised as to legal matters by counsel, include in the proxy statement or information statement prepared by the Company for distribution to shareholders of the Company in advance of the Shareholders' Meeting in accordance with Regulation 14A or Regulation 14C promulgated under the Exchange Act (the "Proxy Statement") the recommendation of its Board referred to above; and (c) use its reasonable efforts to (i) obtain and furnish the information required to be included by it in the Proxy Statement and, after consultation with Parent, respond promptly to any comments made by the Commission with respect to the Proxy Statement and any preliminary version thereof and cause the Proxy Statement to be mailed to its shareholders following the consummation of the Offer and (ii) obtain the necessary approvals of the Merger Agreement by its shareholders. Parent will provide the Company with the information concerning Parent and the Purchaser required to be included in the Proxy Statement and will vote, or cause to be voted, all Shares owned by it or its subsidiaries in favor of approval and adoption of the Merger Agreement.

  Indemnification. In the Merger Agreement, Parent agrees that, for six years after the Effective Time, Parent will cause the Surviving Corporation to indemnify, defend and hold harmless the present and former officers, directors, employees, agents and representatives of the Company and its subsidiaries (including financial and legal advisors to the Company in respect of the Merger Agreement and the transactions contemplated thereby), and each person that is an affiliate of the foregoing and has or may have liability in respect of any of the foregoing under respondeat superior, agency, controlling person or any other theory of liability for actions or failure to take action by another such person (the foregoing persons and entities, collectively, "Indemnified Parties"), against all losses, claims, damages or liabilities arising out of (i) any action, suit or proceeding based in whole or in part on the Merger Agreement or the transactions contemplated thereby and (ii) without limiting the generality or effect of the foregoing, any actions or omissions occurring on or prior to the Effective Time to the full extent permitted or required under Indiana law, the Articles of Incorporation and By-Laws of the Company in effect at the date of the Merger Agreement and under all agreements to which the Company is a party as of the date of the Merger Agreement set forth on Schedule 6.10 to the Merger Agreement, including provisions relating to advances of expenses incurred in the defense of any action or suit (including attorneys' fees of counsel selected by the Indemnified Party); provided that (x) no Indemnified Party shall be entitled to indemnification for acts or omissions that constitute gross negligence, bad faith or willful misconduct, and (y) any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under Indiana law, the Articles of Incorporation or By-Laws of the Company or under the Merger Agreement will be made by independent counsel selected by the Indemnified Party and reasonably satisfactory to the Surviving Corporation. Nothing in the Merger Agreement will diminish or impair the rights of any Indemnified Party under the Articles of Incorporation or By-Laws of the Company or any agreement set forth on Schedule 6.10 to the Merger Agreement. The Surviving Corporation will maintain the Company's existing officers' and directors' liability insurance ("D&O Insurance") in full force and effect without reduction of coverage for a period of three years after the Effective Time; provided that the Surviving Corporation will not be required to pay an annual premium therefor in excess of 150% of the last annual premium paid prior to the date of the Merger Agreement (the "Current Premium"); and, provided, further, that if the existing D&O Insurance expires, is terminated or cancelled during the 3-year period, the Surviving Corporation will use reasonable efforts to obtain as much D&O Insurance as can be obtained for the remainder of such period for a premium on an annualized basis not in excess of 150% of the Current Premium.

  Reasonable Efforts; Consents and Certain Arrangements. Subject to the terms and conditions of the Merger Agreement, each of the parties thereto has agreed to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Merger Agreement (including (i) cooperating in the preparation and filing of the Schedule 14D-1, the Schedule 14D-9, the Proxy Statement and any amendments to any thereof; (ii) cooperating in making available information and personnel in connection with presentations, whether in writing or otherwise, to prospective lenders to Parent and the Purchaser that may be asked to provide financing for the transactions contemplated by the Merger Agreement; (iii) taking all action reasonably necessary, proper or advisable to secure any necessary consents or waivers under existing debt obligations of the Company and its subsidiaries or amend the notes, indentures or agreements relating thereto to the extent required by such notes, indentures or agreements or redeem or repurchase such debt obligations; (iv) contesting any pending legal proceeding relating to the Offer or the Merger; and (v) executing any additional instruments necessary to consummate the transactions contemplated by the Merger Agreement). In case at any time after the Effective Time any further action is necessary to carry out the purposes of the Merger Agreement, the proper officers and directors of each party thereto shall use all reasonable efforts to take all such necessary action. Each of the Company, Parent and the Purchaser shall cooperate and use their respective reasonable efforts to make all filings and obtain all consents and approvals of governmental authorities and other third parties necessary to consummate the transactions contemplated by the Merger Agreement. Each of the parties thereto will furnish to the other party such necessary information and reasonable assistance as such other persons may reasonably request in connection with the foregoing. As soon as practicable after the date of the Merger Agreement, Parent, the Purchaser and the Company will cause a motion to be filed with the United States Bankruptcy Court for the Southern District of Indiana, Indianapolis Division (the "Bankruptcy Court"), requesting, and thereafter use their reasonable efforts to obtain, the issuance of an order relating to the Plan of Reorganization that, among other things, requires the Company to replace Shares presently reserved for certain disputed claims with a cash reserve to be held in a segregated account, with the amount of the initial reserve to be equal to (i) the number of Shares to which holders of the remaining disputed claims would have been permitted under the Plan of Reorganization if the claims had been allowed in full, multiplied by (ii) the Merger Price. Further, the Company will, upon the specific request of the Purchaser, use reasonable efforts to (i) exempt the Company, the Offer and the Merger from the requirements of any state takeover law by action of its Board and (ii) assist in any challenge by the Purchaser to the validity or applicability to the Offer or the Merger of any state takeover law.

  In addition to and without limiting the agreements of Parent and the Purchaser described in the preceding paragraph, Parent, the Purchaser and the Company will (i) take promptly all actions necessary to make the filings required of Parent, the Purchaser or any of their affiliates under the applicable Antitrust Laws, (ii) comply at the earliest practicable date with any request for additional information or documentary material received by Parent, the Purchaser or any of their affiliates from the Federal Trade Commission or the Antitrust Division of the Department of Justice pursuant to the Antitrust Laws, and (iii) cooperate with the Company in connection with any filing of the Company under applicable Antitrust Laws and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by the Merger Agreement or any ancillary agreements commenced by any of the Federal Trade Commission, the Antitrust Division of the Department of Justice or any state attorney general.

  In furtherance and not in limitation of the covenants of Parent and the Purchaser described above, Parent, the Purchaser and the Company shall each use all reasonable efforts to resolve such objections, if any, as may be asserted with respect to the Offer or the Merger under any Antitrust Law. If any administrative, judicial or legislative action or proceeding is instituted (or threatened to be instituted) challenging the Offer or the Merger as violative of any Antitrust Law, Parent, the Purchaser and the Company shall each cooperate and use reasonable efforts to contest and resist any such action or proceeding, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (any such decree, judgment, injunction or other order is hereafter referred to as an "Order") that is in effect and that restricts, prevents or prohibits consummation of the Offer or the Merger, including by pursuing all reasonable avenues of administrative and judicial appeal. The entry by a court of an Order permitting the Offer or the Merger, but requiring that any of the businesses, product lines or assets of the Company be held separate thereafter, or an offer of settlement substantially to the foregoing effect in any actual or threatened action, suit or proceeding, will not be deemed a failure of the Condition requiring that the applicable waiting period under the HSR Act shall have expired or been terminated, so long as such action is, in the good faith judgment of Parent, unlikely to have a material impact on the benefits Parent anticipates from the transactions contemplated by the Merger Agreement.

  Each of the Company, Parent and the Purchaser shall promptly inform the other party of any material communication received by such party from the Federal Trade Commission, the Antitrust Division of the Department of Justice, the Commission or any other governmental or regulatory authority regarding any of the transactions contemplated by the Merger Agreement. Parent and/or the Purchaser will promptly advise the Company with respect to any understanding, undertaking or agreement (whether oral or written) which it proposes to make or enter into with any of the foregoing parties with regard to any of the transactions contemplated by the Merger Agreement.

  "Antitrust Law" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal and state statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

  Employee Benefits; Employees. Until December 31, 1996, Parent has agreed to cause the Surviving Corporation to continue in all material respects the (i) employee benefit plans (including all employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended), practices and policies which provide employee benefits to employees of the Company or any of its subsidiaries ("Company Employees") and
(ii) compensation arrangements, programs and plans providing employee or executive compensation or benefits, to Company Employees; provided that no individual plan or plans must be maintained by the Surviving Corporation so long as, in the aggregate, a substantially equivalent level of compensation or benefits is maintained.

  Parent has also agreed that the Company will honor and, on and after the Effective Time, Parent will cause the Surviving Corporation to honor, without offset, deduction, counterclaims, interruptions or deferment (other than withholdings under applicable law), all employment, severance, termination, consulting and retirement agreements to which the Company or any of its subsidiaries is presently a party ("Benefit Agreements"), subject in all respects to the right of the Company to amend or otherwise modify the terms and provisions of any such Benefit Agreements in accordance with the terms thereof. In addition, the parties have agreed that the Company will take certain actions with respect to severance and other employment-related matters.

  Representations and Warranties. The Merger Agreement contains certain representations and warranties of the parties including representations by the Company as to organization, capitalization, authority relative to the Merger Agreement, consents and approvals, absence of certain changes concerning the Company's business, undisclosed liabilities, reports, offer documents, defaults, litigation and compliance with law, employee benefit plans, assets, real property and intellectual property, certain contracts and arrangements, taxes, labor matters, licenses and permits and certain fees.

  Conditions to Merger. Pursuant to the Merger Agreement, the respective obligations of each of Parent, the Purchaser and the Company to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions: (a) the Merger Agreement shall have been adopted by the affirmative vote of the shareholders of the Company by the requisite vote in accordance with applicable law, if required by applicable law; (b) no statute, rule, regulation, order, decree, ruling or injunction shall have been enacted, entered, promulgated, enforced or deemed applicable by any court or governmental authority which prohibits the consummation of the Merger; (c) any waiting period applicable to the Merger under the HSR Act shall have terminated or expired; and (d) the Offer shall not have been terminated or expired in accordance with its terms and the terms of the Merger Agreement prior to the purchase of any Shares.

  Except if the Purchaser has accepted for payment and paid for Shares validly tendered pursuant to the Offer, or fails to accept for payment any Shares pursuant to the Offer in violation of the terms thereof, the obligations of the Company to effect the Merger are further subject to the satisfaction at or prior to the Effective Time of the following conditions: (a) the representations and warranties of Parent and the Purchaser contained in the Merger Agreement shall be true and correct in all material respects at and as of the Effective Time as if made at and as of such time; and (b) each of Parent and the Purchaser shall have performed in all material respects its obligations under the Merger Agreement required to be performed by it at or prior to the Effective Time pursuant to the terms thereof.

  Except if the Purchaser has accepted for payment and paid for Shares validly tendered pursuant to the Offer, or fails to accept for payment any Shares pursuant to the Offer in violation of the terms thereof, the obligations of Parent and the Purchaser to effect the Merger are further subject to the satisfaction at or prior to the Effective Time of the following conditions:
(a) the representations and warranties of the Company contained in the Merger Agreement shall be true and correct in all material respects at and as of the Effective Time as if made at and as such time; and (b) the Company shall have performed in all material respects each of its obligations under the Merger Agreement required to be performed by it at or prior to the Effective Time pursuant to the terms thereof.

  Termination. The Merger Agreement may be terminated and the Offer and the Merger may be abandoned at any time (notwithstanding approval of the Merger by the shareholders of the Company) prior to the Effective Time: (a) by mutual written consent of Parent, the Purchaser and the Company; (b) by Parent, the Purchaser or the Company if any court of competent jurisdiction in the United States or other United States governmental body shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the consummation of the Offer or the Merger and such order, decree, ruling or other action is or shall have become nonappealable;
(c) by Parent and the Purchaser if due to an occurrence or circumstance which would result in a failure to satisfy any of the Conditions, but subject to the terms of the Merger Agreement, the Purchaser shall have (i) failed to commence the Offer within the time required by Regulation 14D under the Exchange Act,
(ii) terminated the Offer or (iii) failed to pay for Shares pursuant to the Offer on or prior to July 15, 1996; (d) by the Company if (i) there shall not have been a material breach of any representation, warranty, covenant or agreement on the part of the Company and the Purchaser shall have (A) failed to commence the Offer within the time required by Regulation 14D under the Exchange Act, (B) terminated the Offer or (C) failed to pay for Shares pursuant to the Offer on or prior to July 15, 1996 or (ii) prior to the twentieth business day after the Offer was actually commenced, a Third Party other than a Pre-February 6 Party shall have made an offer that the Board determines, based as to legal matters on the advice of legal counsel, it is required to accept by applicable law (including fiduciary principles thereof), provided, that any such termination of the Merger Agreement in accordance with clause (d)(ii) of this paragraph shall not be effective until payment of the fees and expenses required by the immediately succeeding two paragraphs; (e) by Parent or the Purchaser prior to the purchase of Shares pursuant to the Offer, if (i) there shall have been a breach of any representation or warranty on the part of the Company under the Merger Agreement having a Material Adverse Effect, (ii) there shall have been a breach of any covenant or agreement on the part of the Company under the Merger Agreement resulting in a Material Adverse Effect or materially adversely affecting the consummation of the Offer, which shall not have been cured prior to 20 days following notice of such breach, (iii) the Board (A) shall have withdrawn its approval or recommendation of the Offer, the Merger or the Merger Agreement, (B) shall have modified (including by amendment of Schedule 14D-9) in a manner adverse to the Purchaser its approval or recommendation of the Offer, the Merger or the Merger Agreement, (C) shall have recommended to the Company's shareholders another offer, or (D) shall have adopted any resolution to effect any of the foregoing; provided that a change in the reasons for any such recommendation will not be deemed to be adverse to the Purchaser so long as the Board continues to recommend that shareholders tender their Shares pursuant to the Offer, or (iv) there shall not have been validly tendered and not withdrawn prior to the expiration of the Offer at least two-thirds of the Shares, determined on a Fully Diluted Basis, and on or prior to such date a person or group (other than Parent or the Purchaser) shall have made and not withdrawn a proposal with respect to a Third Party Transaction; (f) by the Company if (i) there shall have been a breach of any representation or warranty in the Merger Agreement on the part of Parent or the Purchaser which materially adversely affects the consummation of the Offer or (ii) there shall have been a material breach of any covenant or agreement in the Merger Agreement on the part of Parent or the Purchaser which materially adversely affects the consummation of the Offer which shall not have been cured prior to 20 days following notice of such breach; or (g) by Parent, Purchaser or the Company if the consummation of the Offer shall not have occurred on or prior to July 15, 1996. Pursuant to the Merger Agreement, in the event of the termination and abandonment of the Merger Agreement in accordance with its terms, the Merger Agreement shall forthwith become void and have no effect, without any liability on the part of any party thereto or its affiliates, directors, officers or shareholders, other than the provisions of the Merger Agreement relating to fees and expenses, governing law and dispute resolution, brokerage fees and commissions, indemnification and confidentiality of information. Notwithstanding the foregoing, no party will be relieved from liability that it may have for any breach of the Merger Agreement.

  Fees and Expenses. Pursuant to the Merger Agreement, if (i) Parent or the Purchaser terminates the Merger Agreement pursuant to clause (e)(ii) or
(e)(iv) of the immediately preceding paragraph and within 12 months thereafter the Company consummates a transaction constituting a Third Party Transaction involving any person (or any affiliate thereof) (A) with whom the Company (or its representatives or agents) have had substantive discussions regarding a Third Party Transaction, (B) to whom the Company (or its representatives or agents) furnished non-public information with a view to a Third Party Transaction or (C) who had submitted a proposal or expressed an interest in a Third Party Transaction, in the case of each of clauses (A), (B) and (C) after the date of the Merger Agreement and prior to such termination; provided that a sale of assets by the Company will constitute a Third Party Transaction for purposes of this clause (i) only if a majority of the assets of the Company are involved; or (ii) Parent or the Purchaser terminates the Merger Agreement pursuant to clause (e)(iii) of the immediately preceding paragraph; or (iii) the Company terminates the Merger Agreement pursuant to clause (d)(ii) of the immediately preceding paragraph; then, in each case, the Company shall pay to Parent, within one business day following the execution and delivery of such agreement or such occurrence, as the case may be, a fee, in cash, of $14 million; provided, that the Company in no event shall be obligated to pay more than one such $14 million fee with respect to all such agreements and occurrences and such termination.

  If Parent is entitled to receive the $14 million fee as described in the preceding paragraph, then the Company shall reimburse Parent, the Purchaser and their affiliates (not later than one business day after submission of statements therefor) for up to $1 million of actual documented out-of-pocket fees and expenses actually incurred by any of them or on their behalf in connection with the Offer and the proposed Merger (including fees payable to consultants, outside contractors, counsel to any of the foregoing and accountants), whether incurred prior to or after the date of the Merger Agreement. The Company shall in any event pay the amount requested within one business day of such request, subject to the Company's right to demand a return of any portion as to which invoices are not received in due course.

  Except as specifically provided in the Merger Agreement, each party shall bear its own respective expenses incurred in connection with the Merger Agreement, the Offer and the Merger, including the preparation, execution and performance of the Merger Agreement and the transactions contemplated thereby, and all fees and expenses of investment bankers, finders, brokers, agents, representatives, counsel and accountants.

  Non-Solicitation. For a period of one year from any termination of the Merger Agreement, (i) the Company and its subsidiaries will not solicit for hire any of the employees of Parent or its subsidiaries with whom the Company and its subsidiaries and their representatives and agents have had contact during the investigation and negotiation of the Merger Agreement or otherwise prior to the termination of the Merger Agreement and (ii) Parent and its subsidiaries will not solicit for hire any of the employees of the Company or its subsidiaries with whom the Parent and its subsidiaries and their representatives and agents have had contact during the investigation and negotiation of the Merger Agreement or otherwise prior to the termination of the Merger Agreement.

  Amendment. The Merger Agreement may be amended by action taken by the Company, Parent and the Purchaser at any time before or after adoption of the Merger by the shareholders of the Company, if any; provided that (a) in the event that any Designated Directors constitute in their entirety a majority of the Board, no amendment shall be made which decreases the cash price per Share or which adversely affects the rights of the Company's shareholders hereunder without the approval of a majority of the Continuing Directors if at the time there shall be any Continuing Directors and (b) after the date of adoption of the Merger Agreement by the shareholders of the Company (if shareholder approval of the Merger is required by applicable law), no amendment shall be made which decreases the cash price per Share or which adversely affects the rights of the Company's shareholders hereunder without the approval of such shareholders. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of the parties.

SHAREHOLDER AGREEMENTS

  The following is a summary of certain provisions of the Shareholder Agreements. A copy of each Shareholder Agreement is filed as an exhibit to the
Schedule 14D-1 and is incorporated herein by reference. The Shareholder Agreements may be examined, and copies may be obtained, as set forth in
Section 7 above. The following summary is qualified in its entirety by reference to the Shareholder Agreements.

  The Purchaser and Parent have also entered into a Shareholder Agreement with each Principal Shareholder. Each Shareholder Agreement contains, among other representations and warranties, a representation and warranty by the Shareholder as to its beneficial ownership of a specified number of Shares and Shares issuable upon exercise of warrants.

  Tender of Shares; Exercise of Warrants. Pursuant to the applicable Shareholder Agreement, the Principal Shareholder has agreed to tender and not withdraw all Shares beneficially owned by it (or to cause the record owner thereof to tender and not withdraw such Shares), pursuant to and in accordance with the terms of the Offer. The parties have agreed that the Principal Shareholder will, for all Shares tendered by the Principal Shareholder in the Offer and accepted for payment and paid for by the Purchaser, receive the same per Share consideration paid to other holders of Shares who have tendered into the Offer.

  The Principal Shareholders holding warrants have further agreed, prior to the expiration of the Offer, to exercise all such warrants that are currently exercisable for Shares and agreed that, prior to the purchase of Shares pursuant to the Offer, all other warrants shall be cancelled and extinguished for no additional consideration. Upon exercise of the warrants, and the purchase of Shares in accordance with the terms thereof, the Principal Shareholders receiving such Shares have agreed to tender (and not withdraw) such Shares pursuant to the Offer.

  Restrictions on Transfer and Proxies; No Solicitation. Each Principal Shareholder has agreed that it shall not directly or indirectly, except as expressly provided in the Shareholder Agreement, (i) transfer (including the transfer of any securities of an affiliate which is the record holder of Shares if, as the result of such transfer, such person would cease to be an affiliate of the Principal Shareholder) to any person any or all Shares; (ii) grant any proxies or powers of attorney, deposit any Shares into a voting trust or enter into a voting agreement, understanding or arrangement with respect to such Shares; or (iii) take any action that would make any representation or warranty of the Principal Shareholder contained in the Shareholder Agreement untrue or incorrect or would result in a breach by the Principal Shareholder of its obligations under the Shareholder Agreement.

  Each Principal Shareholder shall, and shall cause its affiliates, and its and their officers, directors, employees, representatives and agents (the "Covered Persons") to, immediately cease any existing discussions or negotiations with any parties conducted prior to execution of the Shareholder Agreement with respect to any Acquisition Proposal. Each Principal Shareholder will not, and will cause its Covered Persons not to, (i) solicit, directly or through an intermediary, any inquiries with respect to, or the making of, any Acquisition Proposal, or (ii) engage in negotiations or discussions with, or furnish any confidential information relating to the Company or its subsidiaries to, any Third Party relating to an Acquisition Proposal; provided, that nothing in the Shareholder Agreement shall prohibit a Principal Shareholder or any Covered Person in their capacities as officers, directors, employees, representatives and agents of the Company from taking or omitting to take any action permitted to be taken or omitted to be taken by the Company under Section 6.2 of the Merger Agreement.

  Termination. Each Shareholder Agreement shall terminate on the earliest of
(i) the purchase by the Purchaser pursuant to the Offer of the Shares beneficially owned by the Principal Shareholder, (ii) termination of the Merger Agreement pursuant to and in conformity with Article VIII of the Merger Agreement (except that the Shareholder Agreement shall not terminate based upon a termination of the Merger Agreement by the Company following (a) a breach of a representation or warranty in the Merger Agreement on the part of Parent or the Purchaser which materially adversely affects the consummation of the Offer or (b) a material breach of any covenant or agreement in the Merger Agreement on the part of Parent or the Purchaser which materially adversely affects the consummation of the Offer which shall not have been cured prior to 20 days following notice of such breach, in each case if Parent and the Purchaser are challenging the ability of the Company to terminate the Merger Agreement pursuant to such provision(s)), and (iii) July 16, 1996.

  Voting of Owned Shares; Irrevocable Proxy. Each of Forum Holdings, L.P. and Apollo FG Partners, L.P. (but not Forum/Classic, L.P.) further agreed, in the Shareholder Agreement to which it is a party, upon the request of Parent, to deliver to the Purchaser an irrevocable proxy in the form attached to its Shareholder Agreement (each, an "Irrevocable Proxy"). At the request of Parent, such Irrevocable Proxies were delivered to Parent by Forum Holdings, L.P. and Apollo FG Partners, L.P. on February 20 and 21, 1996, respectively. Each Irrevocable Proxy grants to representatives of the Purchaser the right to vote all Shares held by the person providing such proxy under specified conditions.

  Each Irrevocable Proxy provides, among other things, that, so long as the Merger Price is at least $13.00 in cash (net to the seller), at any meeting of the Company's shareholders, the named proxies are authorized to vote all Shares covered by the Irrevocable Proxy in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval and adoption of the Merger Agreement and the terms thereof and each of the other actions contemplated by the Merger Agreement and the Shareholder Agreement and any actions required in furtherance thereof and against any actions that are adverse thereto.

11. PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR THE COMPANY.

  The purpose of the Offer and the Merger is for the Purchaser to acquire the entire equity interest in the Company. Consummation of the Offer in accordance with its terms and conditions will provide the Purchaser with at least a two-thirds equity interest in the Company. Assuming tender of Shares in the Offer by each Principal Shareholder in accordance with the terms of the Shareholder Agreement to which it is a party, consummation of the Offer will provide the Purchaser with at least a 91% equity interest in the Company. The Merger will allow the Purchaser to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. The acquisition of the entire equity interest in the Company has been structured as a cash tender offer and a cash merger in order to provide a prompt and orderly transfer of ownership of the Company from the public shareholders of the Company to Parent. The purchase of Shares pursuant to the Offer will increase the likelihood that the Merger will be consummated.

  Parent plans to integrate the operations of the Company's RCs with its existing operations. Parent believes that this combination will allow for better utilization of centralized resources, thereby reducing costs and improving effectiveness. As a part of the integration process, Parent will add the Marriott name to the name of the RCs. Where possible, the Purchaser will pursue opportunities to reduce borrowing costs by selectively refinancing existing debt of the Company or its affiliates.

  The Company's 1,000 room expansion program at existing RCs will continue as planned. The Purchaser also intends to expand several of the Company's new concepts. In addition to the five National Guest Homes projects now under construction or commencing construction this fiscal quarter, the Purchaser plans to expand this moderate-tier assisted living concept into additional markets. Expansion is also planned for the Hearthside assisted living and alzheimer's care facilities, and the Company's home health care businesses.

12. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS

  The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and the number of holders of Shares and could adversely affect the liquidity and market value of the remaining Shares held by the public, and may also have other consequences with respect to Nasdaq Small Cap Market listing, Exchange Act registration and availability of margin credit.

  Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the NASD for continued inclusion in the Nasdaq Small Cap Market, which require that an issuer have at least 100,000 publicly held shares, held by at least 300 shareholders, with a market value of at least $1,000,000, and have net tangible assets of at least $2,000,000. If these standards are not met, or if there are not at least two registered and active market makers for the Shares, the NASD's rules provide that the Shares would no longer be "qualified" for Nasdaq Stock Market reporting and the Nasdaq Stock Market would cease to provide any quotations. Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the Shares are not considered as being publicly held for this purpose. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NASD for continued inclusion in the Nasdaq Small Cap Market or in any other tier of the Nasdaq Stock Market and the Shares are no longer included in the Nasdaq Small Cap Market or in any other tier of the Nasdaq Stock Market, as the case may be, the market for Shares could be adversely affected.

  In the event that the Shares no longer meet the requirements of the NASD for continued inclusion in any tier of the Nasdaq Stock Market, it is possible that the Shares would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of Shares remaining at such time, the interest in maintaining a market in Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

  The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its shareholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with shareholders' meetings and the related requirement of furnishing an annual report to shareholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. It is the current intention of Parent to deregister the Shares after consummation of the Offer if the requirements for termination of registration are met.

  The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

  In addition, the Merger will have to comply with other applicable procedural and substantive requirements of Indiana law, including any duties to minority shareholders imposed upon a controlling or, if applicable, majority shareholder.

  The Commission has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which the Purchaser seeks to acquire the remaining Shares not held by it. Purchaser believes, however, that if the Merger is consummated within one year of its purchase of Shares pursuant to the Offer, Rule 13e-3 will not be applicable to the Merger. Purchaser believes that if the Merger is not consummated within one year of its purchase of Shares pursuant to the Offer, Rule 13e-3 will be applicable to the Merger. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority shareholders in such transaction be filed with the Commission and disclosed to shareholders prior to consummation of the transaction.

13. DIVIDENDS AND DISTRIBUTIONS.

  If, on or after the date of the Merger Agreement, the Company should (a) split, combine or otherwise change the Shares or its capitalization, (b) acquire or otherwise cause a reduction in the number of outstanding Shares or other securities or (c) issue or sell additional Shares (other than the issuance of Shares under option prior to the date of the Merger Agreement, in accordance with the terms of such options as then publicly disclosed), shares of any other class of capital stock, other voting securities or any securities convertible into or exchangeable for, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, then, without prejudice to the Purchaser's rights under Sections 1 and 15, the Purchaser, in its sole discretion, may make such adjustments as it deems appropriate in the Offer Price and other terms of the Offer, including, without limitation, the number or type of securities offered to be purchased.

  If, on or after the date of the Merger Agreement, the Company should declare or pay any dividend on the Shares or make any distribution (including, without limitation, cash dividends, the issuance of additional Shares pursuant to a stock dividend or stock split, the issuance of other securities or the issuance of rights for the purchase of any securities) with respect to the Shares, payable or distributable to shareholders of record on a date prior to the transfer of the Shares purchased pursuant to the Offer to the Purchaser or its nominee or transferee on the Company's stock transfer records, then, without prejudice to the Purchaser's rights under Sections 1 and 15, (a) the Offer Price may, in the sole discretion of the Purchaser, be reduced by the amount of any such cash dividend or cash distribution and (b) the whole of any such noncash dividend, distribution or issuance to be received by the tendering shareholders will (i) be received and held by the tendering shareholders for the account of the Purchaser and will be required to be promptly remitted and transferred by each tendering shareholder to the Depositary for the account of the Purchaser, accompanied by appropriate documentation of transfer, or (ii) at the direction of the Purchaser, be exercised for the benefit of the Purchaser, in which case the proceeds of such exercise will promptly be remitted to the Purchaser. Pending such remittance and subject to applicable law, the Purchaser will be entitled to all rights and privileges as owner of any such dividend, distribution or right and may withhold the entire purchase price for Shares tendered in the Offer or deduct from the purchase price the amount or value thereof, as determined by the Purchaser in its sole discretion.

  The Merger Agreement prohibits the Company from taking any of the foregoing actions without the prior written consent of Parent.

14. EXTENSION OF TENDER PERIOD; AMENDMENT; TERMINATION.

  The Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, regardless of whether or not any of the Conditions set forth at Section 15 will have occurred or will have been determined by the Purchaser to have occurred, subject to the terms of the Merger Agreement and the applicable rules of the Commission, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary and (ii) to amend the Offer in any respect by giving oral or written notice of such amendment to the Depositary. In the Merger Agreement, Parent and the Purchaser have agreed to extend the period of time the Offer is open until the first business day following the date on which the Conditions set forth in Section 15 are satisfied or waived in accordance with the provisions thereof; provided that the Purchaser shall be permitted but shall not be obligated to extend the time the Offer is open if either (x) the Company is in breach in any material respect of its covenants or agreements contained herein or (y) there is a reasonable likelihood that one or more of the Conditions cannot be satisfied; and provided, further, that the Purchaser shall in no event be obligated or permitted to extend the period of time the Offer is open beyond July 15, 1996. In the Merger Agreement, the Purchaser and Parent also have agreed not to extend the expiration date of the Offer beyond the twentieth business day following commencement thereof unless one or more of the Conditions shall not be satisfied.

  The Purchaser also reserves the right, in its sole discretion, subject to the terms of the Merger Agreement, in the event any of the conditions specified in Section 15 will not have been satisfied and so long as Shares have not theretofore been accepted for payment, to delay (except as otherwise required by applicable law) acceptance for payment of or payment for Shares or to terminate the Offer and not accept for payment or pay for Shares.

  If the Purchaser extends the Offer, or if the Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its purchase of or payment for Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in Section 4. However, the ability of the Purchaser to delay the payment for Shares which the Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer.

  If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer (including the Minimum Condition), the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c) and 14d-6(d) under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information. With respect to a change in price or a change in percentage of securities sought, a minimum ten business day period is generally required to allow for adequate dissemination to shareholders and investor response. If prior to the Expiration Date, the Purchaser should decide to increase the price per Share being offered in the Offer, such increase will be applicable to all shareholders whose Shares are accepted for payment pursuant to the Offer. As used in this Offer to Purchase, "business day" means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 AM through 12:00 midnight, New York City time as computed in accordance with Rule 14d-1 under the Exchange Act.

15. CONDITIONS TO THE OFFER.

  Notwithstanding any other provision of the Offer, the Purchaser shall not be required to accept for payment or pay for, and may delay the acceptance for payment of (whether or not the Shares have theretofore been accepted for payment), or the payment for, any Shares tendered, and may terminate or extend the Offer and not accept for payment any Shares, if:

    (i) immediately prior to the expiration of the Offer (as extended in accordance with the terms of the Offer), (A) the applicable waiting period under the HSR Act shall not have expired or been terminated, or (B) the number of Shares validly tendered and not withdrawn when added to the Shares then beneficially owned by Parent does not constitute two-thirds of the Shares then outstanding and represent two-thirds of the voting power of the Shares then outstanding on a Fully Diluted Basis on the date of purchase; OR

    (ii) on or after the date of the Merger Agreement and prior to the acceptance for payment of Shares, any of the following conditions exist and be continuing:

      (a)(1) any of the representations or warranties of the Company contained in the Merger Agreement shall not have been true and correct in all material respects at the date when made or (except for those representations and warranties expressly made only as of a particular date which need only be true and correct in all material respects as of such date) shall cease to be true and correct in all material respects at any time prior to consummation of the Offer; or (2) (i) one or more circumstances or conditions exist, or changes have occurred since the date of the Merger Agreement, that would constitute a breach or violation of any of the representations or warranties made by the Company in Article IV of the Merger Agreement if such representations or warranties had been made without any materiality qualifications (e.g., if such representations and warranties were not qualified by "in all material respects" or except for such matters "as would not, individually or in the aggregate, have or constitute a Material Adverse Effect") and (ii) all such circumstances, conditions or changes, in the aggregate, have or constitute a Material Adverse Effect; or

      (b) the Company shall have breached in any material respect any of its covenants or agreements contained in the Merger Agreement; provided that, if any such breach is curable by the Company through the exercise of its reasonable efforts, then the Purchaser may not terminate the Offer as a result of such breach until 20 days after written notice thereof has been given to the Company by Parent or the Purchaser and unless at such time the breach has not been cured; or

      (c) there shall have been any statute, rule, regulation, judgment, order or injunction promulgated, enacted, entered, enforced or deemed applicable to the Offer, or any other legal action shall have been taken, by any state, federal or foreign government or governmental authority or by any U.S. court, other than the routine application to the Offer or the Merger of waiting periods under the HSR Act, that (1) makes the acceptance for payment of, or the payment for, some or all of the Shares illegal or otherwise prohibits or restricts consummation of the Offer, (2) imposes material limitations on the ability of the Purchaser or Parent to acquire or hold or to exercise any rights of ownership of the Shares, or effectively to manage or control the Company and its business, assets and properties or (3) has or constitutes a Material Adverse Effect with respect to Company and its subsidiaries or with respect to Parent or the Purchaser.

      (d) facts or circumstances exist or shall have occurred in respect of the Company or any of its subsidiaries that in the aggregate have or constitute a Material Adverse Effect; or

      (e) there shall have occurred (1) any general suspension of trading in, or limitation on prices for, securities on the NYSE, (2) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (3) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States and having or constituting a Material Adverse Effect or materially adversely affecting (or materially delaying) the consummation of the Offer, (4) any limitation or proposed limitation (whether or not mandatory) by any U.S. governmental authority or agency, or any other event, that materially adversely affects generally the extension of credit by banks or other financial institutions, (5) from the date of the Merger Agreement through the date of termination or expiration of the Offer, a decline of at least 25% in the Standard & Poor's 500 Index or (6) in the case of any of the situations described in clauses (1) through (5) inclusive, existing at the date of the commencement of the Offer, a material acceleration, escalation or worsening thereof; or

      (f) any person or any group, other than the Purchaser, any of its affiliates, any current holder of more than 25% of the outstanding shares or any group of which any of them is a member, shall have acquired beneficial ownership of more than 25% of the outstanding Shares or shall have entered into a definitive agreement with the Company with respect to a tender offer or exchange offer for any Shares or merger, consolidation or other business combination with or involving the Company or any of its Subsidiaries; or

      (g) prior to the purchase of Shares pursuant to the Offer, the Board
    (1) shall have withdrawn its approval or recommendation of the Offer, the Merger Agreement or the Merger, (2) shall have or modified (including by amendment of the Schedule 14D-9) in a manner adverse to the Purchaser its approval or recommendation of the Offer, the Merger Agreement or the Merger, (3) shall have recommended to the Company's shareholders another offer, or (4) shall have adopted any resolution to effect any of the foregoing; provided that a change in the reasons for any such recommendation will not be deemed to be adverse to the Purchaser so long as the Board continues to recommend that shareholders tender their Shares pursuant to the Offer; or

      (h) the Merger Agreement shall have been terminated in accordance with its terms; or

      (i) the Bankruptcy Court shall not have entered the Bankruptcy Order;
    or

      (j) the Company shall have failed to purchase all ownership interests (other than ownership interests owned as of the date hereof by the Company or any of its Subsidiaries) in the Forum Retirement Communities II, L.P., or shall have purchased such ownership interests for an aggregate purchase price in excess of $1,235,000; or

      (k) the Company shall have failed to obtain written confirmation of the oral waiver received by the Company of the actual or potential breaches under the Amended and Restated Loan Agreement dated as of June 8, 1995, as amended, by and among Forum Investments I, L.L.C., Nomura Asset Capital Corporation and Midland Loan Services, L.P.

  The foregoing conditions (the "Conditions") are for the sole benefit of the Purchaser and may be asserted by the Purchaser regardless of the circumstances giving rise to such conditions, or may be waived by the Purchaser in whole or in part at any time and from time to time in its sole discretion. The failure by the Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any other rights and each such right will be deemed an ongoing right which may be asserted at any time and from time to time.

16. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS

  Except as described in this Section 16, based upon a review of publicly available filings by the Company with the Commission and other publicly available information concerning the Company, neither Parent nor the Purchaser is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares by the Purchaser or Parent pursuant to the Offer, the Merger or otherwise or, except as set forth below, of any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required prior to the acquisition of Shares by the Purchaser pursuant to the Offer, the Merger or otherwise. Should any such approval or other action be required, the Purchaser and Parent currently contemplate that it will be sought. While the Purchaser does not currently intend to delay the acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that adverse consequences might not result to the Company's business or that certain parts of the business of the Company or Parent might not have to be disposed of in the event that such approvals were not obtained or any other actions were not taken. The Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to certain of the legal matters discussed in this Section
16. See Section 15.

  Dissenters' Rights. Under Indiana law, the affirmative vote of the holders of a majority of the outstanding Shares entitled to vote, including the Shares owned by Parent and its affiliates (including the Purchaser), would be required to adopt the Merger, although the Articles of Incorporation of the Company may require the affirmative vote of two-thirds of the outstanding Shares entitled to vote thereon. No dissenters' or appraisal rights are available in connection with the Offer. However, if the Merger is consummated, shareholders of the Company would have certain rights under Indiana law to dissent and demand appraisal of, and payment in cash of the fair value of, their Shares. Such rights, if the statutory procedures were complied with, could lead to a judicial determination of the fair value (excluding any element of value arising from the accomplishment or expectation of the Merger) required to be paid in cash to such dissenting holders for their Shares. Any such judicial determination of the fair value of Shares held by such dissenting holders could be based upon considerations other than or in addition to the price paid in the Offer and the market value of the Shares, including asset values and the investment value of the Shares. The value so determined could be greater or less than the purchase price per Share pursuant to the Offer or the consideration per Share to be paid in the Merger. The foregoing summary of rights of dissenting shareholders does not purport to be a complete statement of the procedures to be followed by shareholders desiring to exercise their dissenters' rights. The preservation and exercise of dissenters' rights are conditioned upon strict adherence with Indiana law.

  Short-Form Merger. Section 23-1-40-4 of the IBCL provides that if a parent company owns at least 90 percent of each class of stock of a subsidiary, the parent company can effect a merger with the subsidiary without the authorization of the other shareholders of the subsidiary (a "short-form merger"). While Parent has been advised by counsel that a short-form merger could be effected if the Purchaser acquires at least 90% of the Shares pursuant to the Offer, Parent currently intends to effect the Merger in accordance with the provisions of Section 23-1-40-1 of the IBCL, which is the provision applicable to mergers of corporations not effected through short-form mergers.

  State Takeover Statutes. A number of states, including Indiana, have adopted "takeover" statutes that purport to apply to attempts to acquire corporations that are incorporated in such states, or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, employees, principal executive offices or principal places of business in such states.

  In Edgar v. MITE Corporation, the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Act, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in CTS Corp. v. Dynamics Corp. of America, addressing Indiana's Control Share Acquisition Act, the Supreme Court held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining shareholders, provided that such laws were applicable under certain conditions, in particular, that the corporation has a substantial number of shareholders in the state and is incorporated there.

  The Company's Articles of Incorporation expressly provide that Chapter 42 of the IBCL, governing "control share acquisitions," will not apply to acquisitions of Shares of the Company, and that the Chapter 43, governing "business combinations" of a corporation with an "interested shareholder," will not apply to the Company. In addition, the Board of the Company has approved the Offer and the Merger prior to the acquisition of Shares by the Purchaser. Accordingly, the Purchaser and Parent do not intend to comply with the requirements of Chapters 42 or 43 of the IBCL.

  The Company conducts business in a number of states throughout the United States, some of which have enacted "takeover" statutes. The Purchaser does not know whether any of these statutes will, by their terms, apply to the Offer, and has not complied with any such statutes, except the Indiana Takeover Offers Act (Section 23-2-3.1-1 et seq. of the IBCL). To the extent that certain provisions of these statutes purport to apply to the Offer, the Purchaser believes that there are reasonable bases for contesting such statutes. If any person should seek to apply any state takeover statute, the Purchaser would take such action as then appears desirable, which action may include challenging the validity or applicability of any such statute in appropriate court proceedings. If it is asserted that one or more takeover statutes apply to the Offer, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer, the Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities, and the Purchaser might be unable to purchase or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for payment or pay for Shares tendered. See
Section 14.

  Antitrust. Under the provisions of the HSR Act applicable to the Offer, the acquisition of Shares under the Offer may be consummated following the expiration of a 15-calendar day waiting period following the filing by Parent of a Notification and Report Form with respect to the Offer, unless Parent receives a request for additional information or documentary material from the Antitrust Division or the FTC or unless early termination of the waiting period is granted. If, within the initial 15-calendar day waiting period, either the Antitrust Division or the FTC requests additional information or material from Parent concerning the Offer, the waiting period will be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Parent with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Parent. In practice, complying with a request for additional information or material can take a significant amount of time.

  The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser's acquisition of the Shares pursuant to the Offer and the Merger Agreement. At any time before or after the Purchaser's acquisition of Shares, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or otherwise or seeking divestiture of Shares acquired by the Purchaser or divestiture of substantial assets of Parent or its subsidiaries. Private parties and state attorneys general may also bring legal action under the antitrust laws in certain circumstances. Based upon an examination of publicly available information relating to the business in which Parent and the Company are engaged, Parent and the Purchaser believe that the acquisition of Shares by the Purchaser will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer or other acquisition of Shares by the Purchaser on antitrust grounds will not be made or, if such challenge is made, of the result. See Section 15 for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

  Federal Reserve Board Regulations. The margin regulations promulgated by the Federal Reserve Board place restrictions on the amount of credit that may be extended for the purpose of purchasing margin stock (including the Shares) if such credit is secured directly or indirectly by margin stock. The Purchaser and Parent believe that the financing of the acquisition of the Shares will not be subject to the margin regulations.

17. FEES AND EXPENSES

  The Purchaser and Parent have retained MacKenzie Partners, Inc. to act as the Information Agent and First Chicago Trust Company of New York, to serve as the Depositary in connection with the Offer. The Information Agent and the Depositary each will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities and expenses under the federal securities laws.

  Neither the Purchaser nor Parent will pay any fees or commissions to any broker or dealer or other person (other than the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, banks and trust companies will be reimbursed by the Purchaser upon request for customary mailing and handling expenses incurred by them in forwarding material to their customers.

18. MISCELLANEOUS

  The Purchaser is not aware of any jurisdiction in which the making of the Offer is not in compliance with applicable law. If the Purchaser becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, the Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, the Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In those jurisdictions whose securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of the Purchaser by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

  The Purchaser and Parent have filed with the Commission the Tender Offer Statement on Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Schedule 14D-1 and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the manner set forth in Section 7 (except that such material will not be available at the regional offices of the Commission).

                                          FG ACQUISITION CORP.

February 23, 1996

                                  SCHEDULE I

                  DIRECTORS AND EXECUTIVE OFFICERS OF PARENT

  The name, business address, present principal occupation or employment and five-year employment history of each director and executive officer of Parent and certain other information are set forth below. Unless otherwise indicated below, the address of each director and officer is c/o 10400 Fernwood Road, Bethesda, Maryland 20817. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Parent. All directors and officers listed below are citizens of the United States.

                                    AGE
                                    ---
 J.W. Marriott, Jr.*                 64 Mr. Marriott is Chairman of the Board,
 Chairman of the Board and CEO          President and Chief Executive Officer
                                        of Parent. Mr. Marriott has been a
                                        Director of Parent since 1964
                                        (including the period prior to the
                                        spin-off of Parent in 1993 from
                                        Marriott Corporation (now known as Host
                                        Marriott Corporation) (the
                                        "Distribution")), and is currently
                                        serving a three-year term expiring at
                                        the 1996 Annual Meeting of
                                        Shareholders. He also serves as a
                                        Director of Host Marriott Corporation,
                                        Host Marriott Services Corporation,
                                        General Motors Corporation, Outboard
                                        Marine Corporation and the U.S.-Russia
                                        Business Roundtable. He also serves on
                                        the Board of Trustees of the Mayo
                                        Foundation, the National Geographic
                                        Society and Georgetown University, and
                                        on the Advisory Board of the Boy Scouts
                                        of America. He is on the President's
                                        Advisory Committee of the American Red
                                        Cross and the Executive Committee of
                                        the World Travel & Tourism Council.
                                        Prior to the Distribution, he served as
                                        Chairman of the Board, President and
                                        Chief Executive Officer of Marriott
                                        Corporation.
 Richard E. Marriott*                57 Mr. Marriott has been a Director of
 Director                               Parent since 1979 (including the period
                                        prior to the Distribution), and is
                                        currently serving a three-year term
                                        expiring at the 1998 Annual Meeting of
                                        Shareholders. Mr. Marriott is Chairman
                                        of the Board of Host Marriott
                                        Corporation. He is also Chairman of the
                                        Board of First Media Corporation and
                                        serves as a Director of Host Marriott
                                        Services Corporation, Potomac Electric
                                        Power Company, Riggs National Bank,
                                        Gallaudet University, Polynesian
                                        Cultural Center, Primary Children's
                                        Medical Center, Boys and Girls Clubs of
                                        America SE Region and The J. Willard
                                        Marriott Foundation. He also serves on
                                        the Board of Trustees of Federal City
                                        Council and Marriott Foundation for
                                        People with Disabilities. Prior to the
                                        Distribution, Mr. Marriott served as an
                                        Executive Vice President and member of
                                        the Board of Directors of Marriott
                                        Corporation.
 Gilbert M. Grosvenor                64 Mr. Grosvenor has been a Director of
 Director                               Parent since 1987 (including the period
                                        prior to the Distribution), and is
                                        currently serving a three-year term
                                        expiring at the 1998 Annual Meeting of
                                        Shareholders. Mr. Grosvenor is
                                        President and Chairman of the Board of
                                        the National Geographic Society (a
                                        publisher
                                        of books and magazines and producer of
                                        television documentaries) and a
                                        director or trustee of Bell Atlantic-
                                        Washington, D.C., Inc., Chevy Chase
                                        Federal Savings Bank, Ethyl
                                        Corporation, Charles Allmon Trust,
                                        Albemarle and Saul Centers, Inc. Prior
                                        to the Distribution, Mr. Grosvenor
                                        served as a member of the Board of
                                        Directors of Marriott Corporation.

* Messrs. J.W. Marriott, Jr. and Richard E. Marriott are brothers.

                                 AGE
                                 ---
 Floretta Dukes McKenzie          60 Dr. McKenzie has been a Director of
 Director                            Parent since 1992 (including the period
                                     prior to the Distribution), and is
                                     currently serving a three-year term
                                     expiring at the 1997 Annual Meeting of
                                     Shareholders. Dr. McKenzie is the
                                     founder, President and a Director of The
                                     McKenzie Group, Inc. (an educational
                                     consulting firm). She is also a director
                                     or trustee of the Potomac Electric Power
                                     Company, the National Geographic Society,
                                     the Acacia Group, Group Hospitalization
                                     and Medical Services, Inc., Reading is
                                     Fundamental (RIF), Howard University,
                                     WETA public television, University of
                                     Maryland-College Park Campus Board of
                                     Visitors and the American Woman's
                                     Economic Development Corporation. From
                                     1981 to 1988, she served as
                                     Superintendent of the District of
                                     Columbia Public Schools. Prior to the
                                     Distribution, Dr. McKenzie served as a
                                     member of the Board of Directors of
                                     Marriott Corporation.
 Harry J. Pearce                  53 In August 1995 the Board appointed Mr.
 Director                            Pearce as a Director of Parent for a term
                                     to expire at the 1998 Annual Meeting of
                                     Shareholders. Mr. Pearce is Vice Chairman
                                     of the Board of General Motors
                                     Corporation (an automobile manufacturer)
                                     and a director of General Motors
                                     Acceptance Corporation, Hughes
                                     Electronics Corporation, Electronic Data
                                     Systems Corporation, American Automobile
                                     Manufacturers Association and Economic
                                     Strategy Institute. He also serves on the
                                     Board of Trustees of Howard University.
 W. Mitt Romney                   49 Mr. Romney has been a director of Parent
 Director                            since 1993 (including the period prior to
                                     the Distribution), and is currently
                                     serving a three-year term expiring at the
                                     1996 Annual Meeting of Shareholders. Mr.
                                     Romney is a Director, President and Chief
                                     Executive Officer of Bain Capital, Inc.
                                     (a private equity investment firm). He is
                                     also a director of NeoStar Retail Group,
                                     Sports Authority, Duane Reade and
                                     Staples, Inc. Prior to the Distribution,
                                     Mr. Romney served as a member of the
                                     Board of Directors of Marriott
                                     Corporation.
 Roger W. Sant                    64 Mr. Sant has been a director of Parent
 Director                            since 1993, and is currently serving a
                                     three-year term expiring at the 1997
                                     Annual Meeting of Shareholders. Mr. Sant
                                     is Chairman of the Board and a co-founder
                                     of The AES Corporation (an international
                                     independent power business). He is also
                                     Chairman of the Board of World Wildlife
                                     Fund (U.S.) and a member of the Board of
                                     World Resources Institute and World Wide
                                     Fund for Nature.
 Lawrence M. Small                54 Mr. Small has been a director of Parent
 Director                            since 1995, and is currently serving a
                                     term to expire at the 1997 Annual Meeting
                                     of Shareholders. Mr. Small is President,
                                     Chief Operating Officer and a member of
                                     the Board of Directors of Fannie Mae,
                                     formerly known as Federal National
                                     Mortgage Association (a congressionally
                                     chartered mortgage financing
                                     corporation). Prior to joining Fannie
                                     Mae, Mr. Small was Vice Chairman and
                                     Chairman of the Executive Committee of
                                     the Boards of Directors of
                                     Citicorp/Citibank. He also serves as a
                                     Director of The Chubb Corporation,
                                     Chairman of the Financial Advisory
                                     Committee of Trans-Resources
                                     International, a member of the Board of
                                     Trustees of Morehouse College and New
                                     York University Medical Center and a
                                     member of the U.S. Holocaust Memorial
                                     Council.

                                 AGE
                                 ---
 Clifford J. Ehrlich              57 Mr. Ehrlich joined Marriott Corporation
 Senior Vice President               in 1973 and was Marriott Corporation's
                                     chief human resources executive from
                                     April 1978 until the Distribution in
                                     1993. In 1980, Mr. Ehrlich was elected
                                     Senior Vice President--Human Resources of
                                     Marriott Corporation.
 Joseph Ryan                      54 Mr. Ryan joined Parent in December 1994
 Executive Vice President and        as Executive Vice President and General
 General Counsel                     Counsel. Prior to that time, he was a
                                     partner in the law firm of O'Melveny &
                                     Myers, serving as the Managing Partner
                                     from 1993 until his departure. He joined
                                     O'Melveny & Myers in 1967 and was
                                     admitted as a partner in 1976.
 William J. Shaw                  50 Mr. Shaw was elected President of the
 Executive Vice President and        Marriott Service Group in February 1992,
 President--Marriott Service         which now comprises Parent's Contract
 Group                               Services Group. He joined Marriott
                                     Corporation in 1974, was Corporate
                                     Controller in 1979 and a Vice President
                                     in 1982. In 1985, he assumed
                                     responsibility for Marriott Corporation's
                                     tax department and risk management
                                     department and was elected Senior Vice
                                     President--Finance. In 1986, Mr. Shaw was
                                     elected Senior Vice President--Finance
                                     and Treasurer of Marriott Corporation. He
                                     was elected Executive Vice President of
                                     Marriott Corporation and promoted to
                                     Chief Financial Officer in April 1988.
 Michael A. Stein                 46 Mr. Stein joined Marriott Corporation in
 Executive Vice President, Chief     1989 as Vice President, Finance and Chief
 Financial Officer and Acting        Accounting Officer. In 1990, he assumed
 Corporate Controller                responsibility for Marriott Corporation's
                                     financial analysis and functions. In
                                     1991, he was elected Senior Vice
                                     President--Finance and Corporate
                                     Controller of Marriott Corporation and
                                     also assumed responsibility for Marriott
                                     Corporation's internal audit function. In
                                     October 1993, he was named Executive Vice
                                     President and Chief Financial Officer.
                                     Prior to joining Marriott Corporation,
                                     Mr. Stein spent 18 years with Arthur
                                     Anderson LLP where, since 1982, he was a
                                     partner.
 William R. Tiefel                61 Mr. Tiefel joined Marriott Corporation in
 Executive Vice President and        1961 and was named President of Marriott
 President--Marriott Lodging         Hotels, Resorts and Suites in 1988. Mr.
 Group                               Tiefel previously served as a resident
                                     manager and general manager at several
                                     Marriott Hotels prior to being appointed
                                     Regional Vice President and later
                                     Executive Vice President of Marriott
                                     Hotels, Resorts and Suites and Marriott
                                     Ownership Resorts. Mr. Tiefel was elected
                                     Executive Vice President of Marriott
                                     Corporation in November 1989. In March
                                     1992, Mr. Tiefel was elected President--
                                     Marriott Lodging Group and assumed
                                     responsibility for all of Parent's
                                     lodging brands.

               DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER

  The name, business address, present principal occupation or employment and five-year employment history of each director and executive officer of Purchaser and certain other information are set forth below. Unless otherwise indicated below, the address of each director and officer is c/o 10400 Fernwood Road, Bethesda, Maryland 20817. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Purchaser. All directors and officers listed below are citizens of the United States.

                                 AGE
                                 ---
 William J. Shaw                  50 Mr. Shaw is President and a Director of
 President                           the Purchaser. He is also an officer of
                                     Parent. See above.
 Paul E. Johnson, Jr.             48 Mr. Johnson is Vice President and a
 Vice President and Director of      Director of the Purchaser, and Executive
 Purchaser; Executive Vice           Vice President and General Manager of the
 President and General Manager       Senior Living Services Division of
 of the Senior Living Services       Parent. Mr. Johnson joined Marriott
 Division of Parent                  Corporation in 1983 in Corporate
                                     Financial Planning & Analysis. In 1987,
                                     he was promoted to Group Vice President
                                     of Finance and Development for the
                                     Marriott Service Group and later assumed
                                     responsibility for real estate
                                     development for Marriott Senior Living
                                     Services. During 1989, he served as Vice
                                     President and General Manager of
                                     Marriott's Travel Plazas division. Mr.
                                     Johnson subsequently served as Vice
                                     President and General Manager of Marriott
                                     Family Restaurants from December 1989
                                     through 1991. In October 1991, he was
                                     appointed to his present position as
                                     Executive Vice President and General
                                     Manager of Marriott Senior Living
                                     Services.
 Terrence P. Morrow               48 Mr. Morrow is Treasurer and a Director of
 Treasurer and Director of           the Purchaser. Mr. Morrow is Vice
 Purchaser; Vice President--         President of Finance for Marriott Senior
 Finance of the Senior Living        Living Services with responsibility for
 Services Division of Parent         the Accounting, Finance and Information
                                     Systems functions of the business. Mr.
                                     Morrow has worked for Marriott since 1970
                                     and has been in his current job since
                                     1990. Previously, he was Vice President
                                     of Marriott Suites and Vice President of
                                     Internal Audit for Marriott Corporation.
                                     Mr. Morrow also spent 17 years in the
                                     Hotel Division where he held positions as
                                     a Hotel Controller, Regional Controller
                                     and Vice President Area Controller.
 Lawrence B. Murphy               38 Mr. Murphy is a Vice President of the
 Vice President of Purchaser;        Purchaser. Mr. Murphy joined Parent in
 Vice President--Operations of       1983 and served in various capacities in
 the Senior Living Services          its Lodging Division, including Vice
 Division of Parent                  President of Rooms Operations, Vice
                                     President of Service Development and
                                     General Manager, until March 1995 when he
                                     joined the Senior Living Services
                                     Division as Vice President for
                                     Operations.
 Edward L. Bednarz                53 Mr. Bednarz is a Vice President of the
 Vice President of Purchaser;        Purchaser. Mr. Bednarz joined the Law
 Associate General Counsel of        Department of Parent in 1973 and has
 Parent                              served as the principal attorney for the
                                     Senior Living Services Division since
                                     1992.
 G. Cope Stewart III              54 Mr. Stewart is a Vice President of the
 Vice President of Purchaser;        Purchaser. Mr. Stewart has served as
 Associate General Counsel of        Associate General Counsel, Corporate
 Parent                              Affairs Department, of Parent since
                                     February 1994. From 1986 to 1994, Mr.
                                     Stewart was a partner in the Washington,
                                     D.C. law firm of Arent Fox Kintner
                                     Plotkin & Kahn. Prior to 1986, Mr.
                                     Stewart was engaged in the private
                                     practice of law in Washington, D.C.

  The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each shareholder of the Company or his broker, dealer, commercial bank or other nominee to the Depository at one of its addresses set forth below.

                       The Depositary for the Offer is:

                    FIRST CHICAGO TRUST COMPANY OF NEW YORK

        By Mail:           Facsimile Transmission        By Hand or Overnight
                         (For Eligible Institutions            Courier:
                                   Only):
     P.O. Box 2559                                         14 Wall Street
     Suite 4660-FGI             201-222-4720          8th Floor, Suite 4680-FGI
Jersey City, New Jersey              or               New York, New York 10005
       07303-2559               201-222-4721

               CONFIRM RECEIPT OF NOTICE OF GUARANTEED DELIVERY:
                                (201) 222-4707

  Any questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at its telephone numbers and location listed below. You may also contact your broker, dealer, commercial bank or trust company or nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                           MACKENZIE PARTNERS, INC.

                               156 Fifth Avenue
                           New York, New York 10010
                         (212) 929-5500 (Call Collect)

                                      or

                        Call Toll-Free: (800) 322-2885